Commission File Number 000-32141

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nutra Pharma Corp.
(Exact name of registrant as specified in its charter)

California	2833	91-2021600
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.
incorporation or organization)	Classification Code Number)

2776 University Drive
Coral Springs, Florida
(954) 509-0911

Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
818 W. 7th Street
Los Angeles, California 90017
(213) 627-8252

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Frederick M. Lehrer, Esq.
Law Office of Frederick M. Lehrer
1200 North Federal Highway, Suite 200
Boca Raton, Florida
(561) 210-8599/706-7646
Facsimile: (561) 423-3753

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities o be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value per share	62,000,000	$0.091	$5,642,000	$402.28
Total	62,000,000	$0.091	$5,642,000	$402.28

(1)
The shares of our common stock being registered hereunder are being registered for sale by the selling shareholder named in the prospectus.  Under Rule 416 of the Securities Act of 1933, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price of our common stock on the OTC Bulletin Board on December 13, 2010, a date within five trading days prior to the date of the filing of this registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 6, 2011.

NUTRA PHARMA CORP.

PROSPECTUS

62,000,000 Shares of Common Stock

Nutra Pharma Corp. is referred to herein as “we”, “us” or “our”.

This prospectus relates to the sale of up to 62,000,000 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC, referred to hereinafter as “LPC”.  The shares of common stock being offered by the selling shareholder are outstanding or issuable pursuant to the Lincoln Park Purchase Agreement.  See description of the Purchase Agreement beginning on page 47.  Also, please refer to “Selling Shareholder” beginning on page 49.    Such registration does not mean that LPC will actually offer or sell any of these shares.  We will not receive any proceeds from the sales of shares of our common stock by the selling shareholder however we may receive proceeds of up to $10 million under the Purchase Agreement.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “NPHC”.  As of the last trading day before the date of this prospectus, December 13, 2010, the closing price of our common stock was $0.091 per share.

The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933.  The selling shareholder is offering these shares of common stock.  The selling shareholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  The selling shareholder will receive all proceeds from the sale of the common stock.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January __, 2011.

TABLE OF CONTENTS

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholder is not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

 PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.

Our Company

We are a biopharmaceutical company that engages in the acquisition, licensing and commercialization of pharmaceutical products and technologies as well as homeopathic and ethical drugs for the management of pain, neurological disorders, cancer, autoimmune and infectious diseases.   An ethical drug is a licensed drug which has obtained Federal Drug Administration (“FDA”) approval after extensive pre-clinical and clinical testing.  We seek strategic licensing partnerships to reduce the risks associated with the drug development process.

Our wholly owned subsidiary and drug discovery arm, ReceptoPharm, carries out our homeopathic and drug discovery research and clinical development and has fully developed three homeopathic drugs for the treatment of pain:

•	Cobroxin®, an over-the-counter pain reliever designed to treat moderate to severe (Stage 2) chronic pain; and
•	Nyloxin™ and Nyloxin™ Extra Strength: stronger versions of Cobroxin®

Our business plan will continue its efforts to produce, market and distribute our Cobroxin® and Nyloxin™ branded products both domestically and internationally.

Since October 2009, our operations have centered on the marketing of Cobroxin® and Nyloxin™ and Nyloxin™ Extra Strength, from which we have earned accumulated revenues of $1,990,006.

Additionally, ReceptoPharm has developed two drug candidates:

•	RPI-78M, to treat neurological diseases, including Multiple Sclerosis (MS), Adrenomyeloneuropathy (AMN), Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig’s disease ) and Myasthenia Gravis; and
•	RPI-MN, to treat the viral diseases, including HIV/AIDS and Herpes.

ReceptoPharm is developing proprietary therapeutic protein products primarily for the prevention and treatment of viral and neurological diseases, including Multiple Sclerosis, Adrenomyeloneuropathy (AMN), Human Immunodeficiency Virus (HIV) and pain in humans. These potential products are subject to FDA approval.  ReceptoPharm also provides contract research services through its ISO class 5 and Good Manufacturing Practice (“GMP”) certified facilities.

Our wholly-owned subsidiary, Designer Diagnostics, has developed diagnostic test kits designed to be used for the rapid identification of infectious diseases, such as Nontuberculous Mycobacteria (NTM). These diagnostic test kits are currently being validated by National Jewish Hospital in Denver, Colorado.

We continue to identify intellectual property and companies in the biotechnology arena with similar synergies to us with which we may potentially be able to enter into arrangements, agreements or to potentially acquire.

Corporate Information

We are a California corporation.  Our principal executive offices are located at 2776 University Drive, Coral Springs, Florida 33065.  Our telephone number is (954) 509-0911.  The address of our website is www.nutrapharma.com.  Information on our website is not part of this prospectus.

THE OFFERING
Securities Offered
Common stock outstanding prior to the offering:	279,141,899 shares, including 2,066,667 shares already issued to LPC.

Common stock to be offered by the selling shareholder
62,000,000 shares consisting of:

•     1,666,667 purchase shares issued;
•     1,666,667 shares issuable to LPC under the Warrant;
•     400,000 initial commitment shares issued to LPC:
•     55,666,666 purchase shares issuable to LPC under the Purchase Agreement; and
•     2,600,000 additional commitment shares to be issued pro rata to LPC.

Common stock outstanding immediately following the offering	339,075,232 shares

Use of Proceeds
We will not receive proceeds from the sale of shares of common stock. However, we may receive up to an additional $9,800,000 under the Purchase Agreement with LPC. Any proceeds from LPC we receive under the stock purchase agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding prior to and after this offering excludes:

•	a total of 1,000,000 shares of common stock issuable upon the exercise of outstanding stock options;
•	a total of 9,755,000 shares of common stock reserved for future issuance under our 2007 Equity Incentive Plan, or the Plan; and
•	a total of 44,315,000 shares of common stock issuable upon the exercise of warrants.

On November 8, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement with LPC, pursuant to which LPC has purchased 1,666,667 shares of our common stock together with warrants to purchase 1,666,667 shares of our common stock at an exercise price of $.15 per share, for total consideration of $200,000.   The warrants have a term of five years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $9,800,000 of our common stock at our option as described below.

Pursuant to the registration rights agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) covering the shares that have been issued or may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  After the registration statement is declared effective, for over approximately 30 months, generally we have the right to direct LPC to purchase up to an additional $9,800,000 of our common stock in amounts up to $40,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances.  No sales of shares may occur below $.06 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice.  We issued 400,000 shares of our stock to LPC as a commitment fee for entering into the agreement, and we may issue up to 2,600,00 shares pro rata as LPC purchases the up to the additional $9,800,000 of our stock as directed by us.

Upon signing the Purchase Agreement, LPC invested $200,000 in Nutra Pharma (as an initial purchase under the Purchase Agreement) and received 1,666,667 shares of our common stock together with warrants, to purchase an equivalent number of shares at an exercise price of $0.15 per share.  Also, we issued 400,000 shares of our common stock to LPC as a commitment fee for entering into the Purchase Agreement, and in addition we may issue up to an additional 2,600,000 shares pro rata if and when we sell additional shares to LPC under the Purchase Agreement.

Under each of the Purchase Agreement and the Registration Rights Agreement, we are required to register: (1) 2,066,667 shares which have already been issued, (2) an additional 2,600,000 shares which we are required to issue pro rata in the future as a commitment fee if and when we sell shares to LPC under the Purchase Agreement, (3) 55,666,666 shares which we may sell to LPC after this registration statement is declared effective and (4) 1,666,667 shares issuable upon exercise of warrants at $0.15 per share by LPC. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to LPC, we are only registering 62,000,000 shares to be purchased thereunder, which may or may not cover all such shares purchased by LPC under the Purchase Agreement, depending on the purchase price per share.

Of the 62,000,000 shares offered under this prospectus:

•	2,066,667 shares have already been issued
•	1,666,667 issuable to LPC under the warrant
•	an additional 2,600,000 shares which we are required to issue proportionally in the future, as a commitment fee, if and when we sell additional shares to LPC under the Purchase Agreement, and
•	up to an additional 55,666,666 shares we may sell to LPC.

As of November 30, 2010, there were 279,141,896 shares outstanding (of which there are outstanding 186,659,736 shares held by non-affiliates), including the 2,066,667 shares offered by LPC pursuant to this Prospectus, which we have issued.  62,000,000 shares are offered hereby consisting of: (a) 1,666,667 shares together with 1,666,667 shares underlying a warrant that we have sold to LPC for $200,000; (b) 55,666,666 additional shares that we may sell to LPC; (c) 400,000 shares we have issued as a commitment fee; and (d) 2,600,000 shares that we may issue as a commitment fee pro rata as up to the additional $9,800,000 of our stock is purchased by LPC.  If all of the 62,000,000 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 18.3% of the total common stock outstanding or 25.1% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, appearing elsewhere in this prospectus.  The data for the years ended December 31, 2009 and 2008 has been taken from our audited financial statements contained in our Forms 10-K reports.  The data for the 9 month periods ending September 30, 2010  and 2009  has been taken from our unaudited financial statements contained in our Forms 10-Q.

Statements of Operations Data

	9 Months Ended September 30, 2010	9 Months Ended September 30, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenue	$1,382,056	$27,528	$618,010	$4,045

Gross profit	$812,497	$24,268	$339,066	$2,988

Net loss	$(2,296,255)	$(1,588,126)	$(2,301,641)	$(4,162,108)

Net loss per share – basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.03)

Weighted average common shares (basic and diluted)	274,055,747	217,217,631	230,479,684	164,732,760

Balance Sheet Data

	As of September 30, 2010	As of September 30, 2009	As of December 31, 2009	As of December 31, 2008
Cash and cash equivalents	$78,760	$1,996,454	$802,875	$50,910

Working capital (deficit)	$(2,459,441)	$(690,661)	$(1,165,622)	$(2,574,408)

Total assets	$770,421	$2,091,736	$1,252,706	$107,222

Total current liabilities	$3,087,376	$2,765,921	$2,397,156	$2,663,556

Accumulated deficit	$(28,869,098)	$(25,859,328)	$(26,572,843)	$(24,271,202)

Total shareholders’ deficit	$(2,316,955)	$(674,185)	$(1,144,450)	$(2,556,334)

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in our common stock. If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock.  Our most significant risks and uncertainties are described below; however, they are not the only risks we face.  If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein.  You should acquire shares of our common stock only if you can afford to lose your entire investment.

Our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

We incurred net losses of $2,296,255 for the 9 months ended September 30, 2010 and $2,301,641 in fiscal 2009.  We anticipate these losses will continue for the foreseeable future.  We have a significant working capital deficiency, and have not reached a profitable level of operations, all of which raise substantial doubt about our ability to continue as a going concern.  Our continued existence is dependent upon our achieving sufficient sales levels of our Cobroxin® and Nyloxin™ products and obtaining adequate financing.  Unless we can begin to generate material revenue, we may not be able to remain in business.  We cannot assure you that we will raise enough money or generate sufficient sales to meet our future working capital needs.

We have a limited revenue producing history with significant losses and expect losses to continue for the foreseeable future

We have yet to establish any history of profitable operations.  We have incurred net losses of $164,951, $4,162,108 and $2,301,641, during the previous fiscal years of operations ending December 31, 2007, 2008 and 2009 respectively.  We incurred a net loss from operations of $ 2,296,255 for the nine months ended September 30, 2010.  As a result, at September 30, 2010 we had an accumulated deficit of $28,869,098.  Our revenues have been insufficient to sustain our operations and we expect our revenues will be insufficient to sustain our operations for the foreseeable future.  Our profitability will require the successful commercialization of our Cobroxin® and Nyloxin™ products. No assurances can be given when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it will be unable to continue operations

At December 31, 2009 we had a working capital deficit of $1,165,622.  The independent auditor’s report for the year ended December 31, 2009 includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern.  We have a negative cash flow from operations of $805,367, $976,094, and $1,956,102 for the years ended December 31, 2007, 2008, and 2009, respectively.  We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries.  Therefore, we need additional funds to continue these operations.

At September 30, 2010, we had a working capital deficit of $2,459,441.   Additionally, as of December 1, 2010 we have borrowed $1,184,544 from our Chief Executive Officer.

On November 8, 2010, we signed a Purchase Agreement with LPC.  We may direct LPC to purchase up to an additional $9,800,000 shares of our common stock under our Agreement over a 30-month period assuming an effective registration statement. The extent we rely on LPC as a source of funding will depend on a number of factors including the prevailing market price of our common stock and volume of trading and the extent to which we are able to secure working capital from other sources, such as through the sale of our products.  If obtaining sufficient funding from LPC does not occur or is prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

If we do not raise the necessary working capital, our operations and potential revenues will be negatively affected.

Our Chief Executive Officer may be unwilling or unable to continue funding our operations

Our Chief Executive Officer has historically funded our operations by providing loans to us.  As of December 1, 2010, we owe Mr. Deitsch $1,184,544. Mr. Deitsch may be unwilling or unable to fund our operations in the future.   If we have no other source of funding and we are unable to secure additional loans from Mr. Deitsch, our operations will be negatively affected.

To date, none of our prescription drug candidates have received FDA drug orphan status approval

To date, none of our prescription drug candidates have received FDA drug orphan status, which would otherwise place our drug candidates on a “fast track” with the FDA application process.  If none of our drug candidates can achieve that status, our operations and financial condition will be negatively affected.

If our distributor, XenaCare Holdings, Inc. (“XenaCare”) fails to accomplish the domestic advertising campaign for Cobroxin® it has reported to us, our revenues will be negatively affected and we may experience distribution interruptions.

Our US Cobroxin® distributor, XenaCare, has aired 690 television and radio commercials of the 2515 it has informed us that it will air by December 31, 2010.  If XenaCare fails to substantially meet its goal of 2515 commercials by the end of 2010, our revenues will be negatively affected.   Additionally, we may choose to seek another distributor, which may cause interruptions in product distribution and our operations.

If we cannot sell a sufficient volume of our products, we will not remain operational.

To date, sales of Cobroxin® have been limited and inconsistent.  During our fourth quarter of 2009, we sold $583,955 of Cobroxin®.  During 2010, we sold $864,424, $150,158 and $311,701 of Cobroxin® during the first, second and third quarters, respectively.   If we cannot achieve sufficient sales levels of our Cobroxin® and Nyloxin™ products or we are unable to secure financing, our operations will be negatively affected.

Because we have conducted revenue generating operations only since November 2009, we have a limited history of generating revenues on which to evaluate our potential for future success and to determine if we will be able to execute our business plan; accordingly, it is difficult to evaluate our future prospects and the risk of success or failure of our business.

Our total sales of Cobroxin® from November 2009 until September 30, 2010 are $1,910,238.  You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage revenue producing company.  These risks include:

•	our ability to effectively and efficiently market and distribute our products;
•	our ability to obtain market acceptance of our current products and future products that may be developed by us; and
•	our ability to sell our products at competitive prices which exceed our per unit costs.

We may be unable to address these risks and difficulties, which could materially and adversely affect our revenue, operating results and our ability to continue to operate our business.

Our growth strategy reflected in our business plan may be unachievable or may not result in profitability.

We may be unable to implement our growth strategy reflected in our business plan rapidly enough for us to achieve profitability.  Our growth strategy is dependent on a number of factors, including market acceptance of our Cobroxin® and Nyloxin™ products and the acceptance by the public of using these products as pain relievers.  We cannot assure you that our products will be purchased in amounts sufficient to attain profitability.

Among other things, our efforts to expand our sales of Cobroxin® and Nyloxin™ will be adversely affected if:

•
we are unable to attract sufficient customers to the products we offer in light of the price and other terms required in order for us to attain the level of profitability that will enable us to continue to pursue our growth strategy;

•	adequate penetration of new markets at reasonable cost becomes impossible limiting the future demand for our products below the level assumed by our business plan;
•	we are unable to scale up manufacturing to meet product demand, which would negatively affect our revenues and brand name recognition;
•	we are unable to meet regulatory requirements in the intellectual marketplace that would otherwise allow us for wider distribution; and
•	we are unable to meet FDA regulatory requirements that would potentially expand our product base and potential revenues.

If we cannot manage our growth effectively, we may not become profitable.

Businesses, which grow rapidly often, have difficulty managing their growth.  If we grow rapidly, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.  We cannot assure you that our management will be able to manage our growth effectively or successfully.  Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Among other things, implementation of our growth strategy would be adversely affected if we were not able to attract sufficient customers to the products and services we offer or plan to offer in light of the price and other terms required in order for us to attain the necessary profitability.

If we are unable to protect our proprietary technology, our business could be harmed.

Our intellectual property, including patents, is our key asset.  We currently have 21patents that we either own or have the rights to from third parties.  14 of these patents have been approved and 7 are pending. Competitors may be able to design around our patents for our Cobroxin® and Nyloxin™ products and compete effectively with us.  The cost to prosecute infringements of our intellectual property or the cost to defend our products against patent infringement or other intellectual property litigation by others could be substantial.  We cannot assure you that:

•	pending and future patent applications will result in issued patents,
•	patents licensed by us will not be challenged by competitors,
•	our patents, licensed and other proprietary rights from third parties will not result in costly litigation;
•	pending and future patent applications will result in issued patents,
•	the patents or our other intellectual property will be found to be valid or sufficiently broad to protect these technologies or provide us with a competitive advantage,
•	if we are sued for patent infringement, whether we will have sufficient funds to defend our patents, and
•	we will be successful in defending against future patent infringement claims asserted against our products.

Should any risks pertaining to the foregoing occur, our brand name reputation, results of operation and revenues will be negatively affected.

We are subject to substantial FDA regulations pertaining to Cobroxin® and Nyloxin™, which may increase our costs or otherwise adversely affect our operations

Our Cobroxin® and Nyloxin™ products are subject to FDA regulations, including manufacturing and labeling, approval of ingredients, advertising and other claims made regarding Cobroxin® or Nyloxin™, and product ingredients disclosure. If we fail to comply with current or future regulations, the FDA could force us to stop selling Cobroxin® or Nyloxin™ or require us to incur substantial costs from adopting measures to maintain FDA compliance.

The inability to provide scientific proof for product claims may adversely affect our sales.

The marketing of Cobroxin® involves claims that it assists in reducing Stage 2 chronic pain. Under FDA and Federal Trade Commission (“FTC”) rules, we are required to have adequate data to support any claims we make concerning Cobroxin® and Nyloxin™. We have scientific data for our Cobroxin® and Nyloxin™ product claims; however, we cannot be certain that these scientific data will be deemed acceptable to the FDA to FTC. If the FDA or FTC requests supporting information and we are unable to provide support that it finds  acceptable, the FDA or FTC could force us to stop making the claims in question or restrict us from selling Cobroxin®.

None of our ethical drug candidates have received FDA approval

Our non-homeopathic or ethical products require a complex and costly FDA regulation process that takes several years for drug approval, if ever. None of the drug applications we have submitted to the FDA have received FDA approval.  If we do not receive FDA approval for our drug applications, our operations and financial condition will be negatively affected.

If we are unable to secure sufficient cobra venom from available suppliers, our operating results will be negatively affected.

We secure cobra venom on an as-needed basis according to customer orders for Cobroxin® and Nyloxin™ received by our distributor.  If we do not have an available supplier to fill customer orders, there will be distribution delays and/or our failure to fulfill purchase orders, either of which will negatively affect our brand name reputation and operating results.

Our Cobroxin® and Nyloxin™ products may be unable to compete against our competitors in the pain relief market.

The pain relief market is highly competitive. We compete with companies that have already achieved product acceptance and brand recognition, including multi-billion dollar private label manufacturers and more established pharmaceutical and health products companies, or low cost generic drug manufacturers.   Most such companies have far greater financial and technical resources and production and marketing capabilities than we do.  Additionally, if consumers prefer our competitors’ products, or if these products have better safety, efficacy, or pricing characteristics, our results could be negatively impacted.  If we fail to develop and actualize strategies to compete against our competitors we may fail to compete effectively, which will negatively affect our operations and operating results.

If we incur costs resulting from product liability claims, our operating results will be negatively affected.

If we become subject to product liability claims for Cobroxin® and Nyloxin™ that exceed our product liability policy limits, we may be subject to substantial litigation costs or judgments against us, which will negatively impact upon our financial and operating results.

Should we become dependent upon a small group of large national retailers for distribution of Cobroxin®  and any such retailer ceases to  purchase our product,  our sales, operating margins and income will be negatively  affected.

Our distributor has attempted and will continue to attempt to secure large national retailers for Cobroxin®.   Should we secure such retailers, but they stop carrying Cobroxin®, our financial results will be adversely affected.

Loss of any of our key personnel could have a material adverse effect on our operations and financial results.

We are dependent upon a limited number of our employees: (a) our Chief Executive Officer who directs our operations; (b) our Chief Marketing Officer who directs our brand development and marketing activities, but resigned effective December 20, 2010; and (c) ReceptoPharm’s employees who conduct our research and development activities. Our success depends on the continued services of our senior management and key research and development employees as well as our ability to attract additional members to our management and research and development teams. The unexpected loss of the services of any of our management or other key personnel could have a material adverse effect upon our operations and financial results.

We may be unable to maintain and expand our business if we are not able to retain, hire and integrate key management and operating personnel.

Our success depends in large part on the continued services and efforts of key management personnel.  Competition for such employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our business strategies may be lengthy.  The loss of key personnel could have a material adverse impact on our ability to execute our business objectives.  We do not have any life insurance on the lives of any of our executive officers.

Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock trades on the OTC Bulletin Board, or the Bulletin Board, which is not a liquid market.  There is currently only a limited public market for our common stock.  We cannot assure you that an active public market for our common stock will develop or be sustained in the future. If an active market for our common stock does not develop or is not sustained, the price may decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules.  This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Because the majority of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of November 30, 2010, we had outstanding 279,141,899 shares of common stock, of which our principal shareholder/executive officer owns 54,500,000 which are subject to the limitations of Rule 144 under the Securities Act of 1933.  In general, Rule 144 provides that any our non-affiliates, who have held restricted common stock for at least six-months, are entitled to sell their restricted stock freely, provided that we stays current in its SEC filings.  After one year, a non-affiliate may sell without any restrictions.

As affiliate may sell after six months with the following restrictions: (i) we are current in ours filings, (ii) certain manner of sale provisions, (iii) filing of Form 144, and (iv) volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares.  A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

The sale of our common stock to LPC may cause dilution and the sale of the shares by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement, we authorized the sale or issuance to LPC of up to 73,000,000 shares of our common stock, 62,000,000 of which we are registering herein.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased by LPC under the Purchase Agreement.  The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock.  It is anticipated that shares registered in connection with the Purchase Agreement will be sold over a period of up to 30 months.  Depending upon market liquidity at the time, a sale of shares by LPC at any given time could cause the trading price of our common stock to decline.  After it has acquired such shares, LPC may sell all, some or none of such shares.  Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.  The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to LPC.

An investment in our common stock may be diluted in the future as a result of the issuance of additional securities or the exercise of options or warrants.

In order to raise additional capital to fund our strategic plan, we may issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to any person who purchases our common stock.  Because we have a negative net tangible book value, purchasers will suffer substantial dilution.  We cannot assure you that we will be successful in raising funds from the sale of common stock or other equity securities.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations.  As a result, you will not receive any dividends on your investment for an indefinite period of time.

We may be unable to obtain adequate financing to pursue our business objectives or conduct our operations.

We may direct LPC to purchase up to an additional $9,800,000 worth of shares of our common stock under our agreement over a 30 month period generally in amounts of up to $500,000 every 2 business days.  However, LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.06.  Assuming a purchase price of $0.091 per share (the closing sale price of the common stock on December 13, 2010) and the purchase by LPC of the full 55,666,666 purchase shares under the purchase agreement, additional proceeds to us would only be $5,065,667.

The extent we rely on LPC as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources.  Specifically, LPC shall not have the right or the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $0.06.  If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we sell all $9,800,000 under the common stock purchase agreement to LPC, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline

In connection with entering into the agreement, we authorized the sale to LPC of up to 73,000,000 shares of our common stock, 62,000,000 of which we are registering herein.  The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement. The purchase price for the common stock to be sold to LPC pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All 62,000,000 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus.  Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline.  We can elect to direct purchases in our sole discretion but no sales may occur if the price of our common stock is below $0.06 and therefore, LPC may ultimately purchase all, some or none of the 55,666,666 shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

Due to factors beyond our control, our stock price may continue to be volatile

The market price of our common stock has been and is expected to be highly volatile. Any of the following factors could affect the market price of our common stock:

•	Sales by LPC,
•	our failure to generate revenue,
•	our failure to achieve and maintain profitability,
•	short selling activities,
•	the sale of a large amount of common stock by our shareholders including those who invested prior to commencement of trading,
•	actual or anticipated variations in our quarterly results of operations,
•	announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments,
•	the loss of major customers or product or component suppliers,
•	the loss of significant business relationships,
•	our failure to meet financial analysts’ performance expectations,
•	changes in earnings estimates and recommendations by financial analysts, or
•	changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including:

•	our future liquidity,
•	opportunities for our products in international markets, and
•	anticipated future marketing and sales of our products.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder.  We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive proceeds up to $10,000,000 under the purchase agreement.  Any proceeds from LPC we receive under the stock purchase agreement will be used for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus:

Shareholder’s equity:	As of September 30, 2010
Common stock, $0.0001 par value;	$276,176
Additional paid-in capital	$26,807,217
Accumulated deficit	$(28,869,098)
Deferred Compensation	$(531,250)
Total shareholders’ deficit	$(2,316,955)

MARKET FOR COMMON STOCK

Our common stock is quoted on the Bulletin Board under the symbol “NPHC”.  Our common stock last traded at $0.091 on December 13, 2010. The following table provides the high and low bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by the Bulletin Board.  The quotation reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High	Low
September 30, 2010	$0.26	$0.14
June 30, 2010	$0.42	$0.18
March 31, 2010	$0.67	$0.30

December 31, 2009	$0.85	$0.27
September 30, 2009	$0.99	$0.02
June 30, 2009	$0.05	$0.02
March 31, 2009	$0.03	$0.01

December 31, 2008	$0.04	$0.02
September 30, 2008	$0.05	$0.03
June 30, 2008	$0.06	$0.03
March 31, 2008	$0.05	$0.02

The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

As of November 30, 2010, there are approximately 277 holders of record of our common stock.  We believe that additional beneficial owners of our common stock hold shares in street name.

Dividend Policy

We have not paid cash dividends on our common stock since our inception and do not plan to pay such dividends in the foreseeable future.  Our Board of Directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Dividends, under California General Corporation Law, may only be paid from our net profits and only at such a time when our corporate assets exceed our liabilities by a minimum of 1.25 times. To date, we have not had a fiscal year with net profits and do not have the necessary shareholder asset base to offer dividends.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” in this prospectus.

Overview

We are a company which markets and sells three over-the-counter (OTC) pain relievers, Cobroxin®, Nyloxin™ and Nyloxin™ Extra Strength.  Our financial statements have been prepared on a going concern basis, and we need to generate sufficient material revenues to support the ongoing business of the Company.

RESULTS OF OPERATIONS

Comparison of Three Month Periods Ended September 30, 2010 and September 30, 2009

Net sales for the three months ended September 30, 2010 were $359,936 compared to $900 for the three months ended September 30, 2009.  Of the total sales during the three months ended September 30, 2010, $311,701 was related to sales of our consumer product Cobroxin® and $48,235 was related to clinical research services provided to third parties by our wholly owned subsidiary, ReceptoPharm.

Cost of Goods Sold

Cost of sales for the three months ended September 30, 2010 was $104,083 compared to $0 for the three months ended September 30, 2009.  Our cost of sales includes the direct costs associated with the manufacturing of Cobroxin®.  Our gross profit margin for the three months ended September 30, 2010 was $255,853 or 71%.  A comparison of gross profit from 2010 to 2009 is not meaningful since we did not sell Cobroxin® during the quarter ended September 30, 2009.

Salaries and Employee Benefits

Salaries and employee benefits for the three months ended September 30, 2010 were $317,041 compared to $127,532 for the comparable period in 2009.  The increase of $189,509 was attributable to the increase in the number of full-time employees from four in 2009 to eleven in 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased $59,215 or 11% from $515,859 for the quarter ended September 30, 2009 to $575,074 for the quarter ended September 30, 2010.  Our SG&A expenses include office expenses such as rent and utilities, product liability insurance and outside legal and accounting services.  Also included in SG&A expenses is stock based compensation expense which increased $123,750 or 63 % from $195,000 for the three month period ended September 30, 2009 to $318,750 for the three month period ended September 30, 2010. This accounted for all of the dollar increase in G&A expenses.

Research and Development Costs

Research and development expenses decreased $74,027or 81% from $91,580 for the quarter ended September 30, 2009 to $17,553for the comparable period in 2010.  Our research expenses are primarily related to ongoing research activities pertaining to ReceptoPharm’s leading drug compound, RPI-78 and costs associated with a clinical trial related to Cobroxin®.

Interest Expense

Interest expense increased $15,965 or 76%, from $20,957 for the quarter ended September 30, 2009 to $36,922 for the comparable period in 2010.

Net Loss

Our net loss decreased by $114,291 or 15%, from $755,028 for the quarter ended September 30, 2009 to $640,737 for the comparable period in 2010.

RESULTS OF OPERATIONS

Comparison of Nine Month Periods Ending September 30, 2010 and September 30, 2009

Net sales for the nine months ended September 30, 2010 were $1,382,056 compared to $27,528 for the nine months ended September 30, 2009.  Of the total sales during the nine months ended September 30, 2010, $1,326,283 was related to sales of our consumer product, Cobroxin®, and $55,773 was related to clinical research services provided to third parties by our wholly owned subsidiary, ReceptoPharm.. During the nine months ended September 30, 2009, all of our sales were related to the provision of clinical research services since we did not commence selling Cobroxin® until the fourth quarter of 2009.

Cost of Goods Sold

Cost of sales for the nine months ended September 30, 2010 was $569,559 compared to $3,260 for the nine months ended September 30, 2009.  Our cost of sales includes the direct costs associated with the manufacturing of Cobroxin®.  Our gross profit margin for the nine months ended September 30, 2010 was $812,497 or 59%.

Salaries and Employee Benefits

Salaries and employee benefits for the nine months ended September 30, 2010 were $904,758 compared to $382,434 for the comparable period in 2009.  The increase of $522,324 or 136% was attributable to the increase in the number of full-time employees from four in 2009 to eleven in 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased $968,473 or 92% from $1,047,762 for the nine months ended September 30, 2009 to $2,016,235 for the nine months ended September 30, 2010.  Our SG&A expenses include office expenses such as rent and utilities, product liability insurance and outside legal and accounting services.  Also included in SG&A expenses is stock based compensation expense which increased $413,750 or 100% from $410,000 for the nine month period ended September 30, 2009 to $823,750 for the nine month period ended September 30, 2010.  This accounted for approximately 43% of the overall dollar increase in SG&A expenses.  The remaining increase in SG&A expenses is due primarily to the expansion of our operations, including increased marketing expenses related to our upcoming launch of our Nyloxin™ products both domestically and internationally.

Research and Development Costs

Research and development expenses increased $47,846 or 38% from $126,955 for the nine months ended September 30, 2009 to $174,801 for the comparable period in 2010.  Our research expenses are primarily related to ongoing research activities pertaining to ReceptoPharm’s leading drug compound, RPI-78, and costs associated with a clinical trial related to Cobroxin®.

Interest Expense

Interest expense increased $7,715 or 14%, from $55,243 for the nine months ended September 30, 2009 to $62,958 for the comparable period in 2010. This increase is due to an increase in short term loans used for working capital.

Net Loss

Our net loss increased by $708,129 or 45%, from $1,588,126 for the nine months ended September 30, 2009 to $2,296,255 for the comparable period in 2010. This increase is due principally to an increase in non-stock compensation and salaries.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2010

As of September 30, 2010, we have an accumulated deficit of $28,869,098 and working capital and stockholders’ deficits of $2,459,441 and $2,316,955, respectively.

For the nine months ended September 30, 2010, we used $1,216,012 of cash for operations as compared to $1,115,011 used for operations for the nine months ended September 2009.

Cash flows used in investing activities for the nine months ended September 30, 2010 amounted to $72,000 and related to furniture and computers for the corporate office and lab equipment for our subsidiary, ReceptoPharm. There were no cash flows used by investing activities for the nine months ended September 30, 2009.

Cash flows from financing activities for the nine months ended September 30, 2010 were $563,900 as compared to $3,060,555 for the nine months ended September 30, 2010. During the nine months ended September 30, 2010 we received $300,000 from the sale of common stock, $230,000 from short term loans and net loans from Mr. Deitsch of $33,900.  During the nine months ended September 30, 2009, we received $3,060,275 from the sale of common stock.  Of the total, $2,795,900 was raised through the sale of 34,948,750 shares at a price per share of $0.08 and $264,375 was raised through the sale of 10,575,000 shares at a price per share of $0.025

As of December 31, 2009

Our independent registered public accounting firm noted in their report on our consolidated financial statements for the year ended December 31, 2009 that our significant losses from operating and working capital and stockholders’ deficits raise substantial doubt about our ability to continue as a going concern.  Further, as stated in Note 1 to our consolidated financial statements for the year ended December 31, 2009, we have experienced significant losses from operations totaling $4,162,108 and $2,301,641 for the years ended December 31, 2008 and 2009, respectively and had an accumulated deficit of $26,572,843 for the period from our inception to December 31, 2009.  We had working capital and stockholders’ deficits at December 31, 2009 of $1,165,622 and $1,144,450, respectively.

Historically, we have relied upon loans from our Chief Executive Officer Rik Deitsch, to fund costs associated with our operations.  These loans are unsecured, accrue interest at a rate of 4.0% per annum and are due on demand.  During 2009, we borrowed $546,530 from Mr. Deitsch and repaid him $709,663 and at December 31, 2009, we owed Mr. Deitsch $1,151,361.  Included in this amount is $211,119 of accrued interest.

Current Liquidity

Our ability to continue as a going concern is contingent upon our ability to secure additional financing, increase ownership equity, and attain profitable operations.  In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which we operate.

We began generating revenues from the sale of Cobroxin® in the fourth quarter of 2009.  Our ability to meet our future operating expenses is highly dependent on the amount of such future revenues.  To the extent that future revenues from the sale of Cobroxin® are insufficient to cover our operating expenses we may need to raise additional equity capital, which could result in substantial dilution to existing shareholders.  There can be no assurance that we will be able to raise sufficient equity capital to fund our working capital requirements on terms acceptable to us, or at all.  We may also seek additional loans from our officers and directors; however, there can be no assurance that we will be successful in securing such additional loans.

As of December 1, 2010 we had $12,000 in available cash. We currently have insufficient cash on hand to sustain us even for the next one month and we will require additional funds in order to execute our operating plan and continue as a going concern.  We estimate that we will require approximately $1,600,000 to fund our existing operations and the operations of our subsidiaries, ReceptoPharm and Designer Diagnostics, over the next twelve months.  These costs include: (i) compensation for our full-time employees; (ii) compensation for two consultants who we deem critical to our business; (iii) general office expenses including rent and utilities; (iv) product liability insurance; and (v) outside legal and accounting services.  These costs reflected in (i) – (v) do not include research and development costs or other costs associated with clinical studies.

Our management’s plan is to attempt to secure adequate funding to bridge the further commercialization of our Cobroxin® and Nyloxin™ products.  We cannot predict whether this additional financing will be in the form of equity, debt, or another form and we may be unable to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all.  If we are successful at securing additional equity financing, it could result in substantial dilution to existing shareholders.  We may also seek additional loans from our officers and directors; however, there can be no assurance that we will be successful in securing such additional loans.

Historically, we have relied upon loans from our Chief Executive Officer Rik Deitsch, to fund costs associated with our operations.   During the nine month period ended September 30, 2010, we borrowed $196,300 and repaid $162,400 for a net borrowing of $33,900 from Mr. Deitsch, bringing the total amount owed to Mr. Deitsch to $1,218,627 at September 30, 2010.  This amount includes $244,485 of accrued interest.  After September 30, 2010, we received additional advances in the amount of $54,900 and repaid Mr. Deitsch $100,000 for a net repayment of $45,100.  The amount owed to Mr. Deitsch at December 1, 2010 was $1,181,544, which includes $252,502 of accrued interest.

On November 24, 2010 we received $160,351 from Histologics LLC representing the repayment of our loan in the amount of $150,000 plus accrued interest.

On November 8, 2010, we entered into the purchase agreement with LPC to purchase up to $10,000,000 worth of our common stock.  We received $200,000 related to this transaction in exchange for 1,666,667 shares of common stock and warrants to purchase 1,666,667 additional shares of common stock at an exercise price of $0.15 per share.  The remaining financing under the transaction will not be available until this registration statement becomes effective for the shares issued under the agreement.

After the SEC has declared the registration statement effective, we have the right, in our sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to an additional $9.8 million.  The actual amount of money we can receive from LPC every two  business days will be based upon the price of our common stock, as follows:

Price Per Share	Amount of Money
$0.15	$80,000
$0.30	$160,000
$0.45	$320,000
$0.60	$500,000

The actual number of shares we sell will be determined by dividing the payment to us by the actual purchase price per share.

We cannot predict when the SEC will declare this registration statement effective.  Any delays in the effective date and failure of our stock price to increase will impact our ability to meet our working capital needs through LPC.

Pending receipt of financing from LPC, we are meeting our working capital needs from pending orders and from loans from our Chief Executive Officer, Rik Deitsch.  We currently do not have funds to meet our working capital needs for the current month. There is no guarantee that funds from sales of our products or loans from Mr. Deitsch will be sufficient to cover our short term cash needs. If we are unable to generate substantial cash flows from sales of our products or through financing, we may not be able to remain operational.

Uncertainties and Trends

Our operations and possible revenues are dependent now and in the future upon the following factors:
•	whether we successfully develop and commercialize products from our research and development activities;
•	if we fail to compete effectively in the intensely competitive biotechnology area, our operations and market position will be negatively impacted.
•	if we fail to successfully execute our planned partnering and out-licensing of products or technologies, our future performance will be adversely affected;
•
the recent economic downturn and related credit and financial market crisis may adversely affect our ability to obtain financing, conduct our operations and realize opportunities to successfully bring our technologies to market;

•	biotechnology industry related litigation is substantial and may continue to rise, leading to greater costs and unpredictable litigation; and
•	if we fail to comply with extensive legal/regulatory requirements affecting the healthcare industry, we will face increased costs, and possibly penalties and business losses.

Related Person Transactions

For information on related party transactions and their financial impact, see Note 5 to the Unaudited Condensed Consolidated Financial Statements for the period ending September 30, 2010.

Critical Accounting Estimates

Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements.  In general, management’s estimates are based on historical experience, information from third party professionals, and various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management under different and/or future circumstances.

We believe that our critical accounting policies and estimates include our ability to continue as a going concern, revenue recognition, accounts receivable and allowance for doubtful accounts, inventory obsolescence, accounting for long-lived assets and accounting for stock based compensation.

Ability to Continue as a Going Concern:  Our ability to continue as a going concern is contingent upon our ability to secure additional financing, increase ownership equity, and attain profitable operations.  In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which we operate.

Revenue Recognition:  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. There was no provision for sales returns at September 30, 2010 as all products sold as of that date have been accepted by our customer and contractually we are not obligated to accept returns.

Accounts Receivable and Allowance for Doubtful Accounts:  Our accounts receivable are stated at estimated net realizable value.  Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts.  In determining collectability, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.  There was no allowance for doubtful accounts at September 30, 2010.

Inventory Obsolescence:  Inventories are valued at the lower of cost or market value using the average cost method.  We periodically perform an evaluation of inventory for excess and obsolete items.  At September 30, 2010, our inventory consisted of finished goods and raw materials that are utilized in the manufacturing of finished goods.  These raw materials generally have expiration dates in excess of 10 years.  We performed an evaluation of our inventory and determined that at September 30, 2010, there were no obsolete or excess items.

Long-Lived Assets:  The carrying value of long-lived assets is reviewed annually and on a regular basis for the existence of facts and circumstances that may suggest impairment.  If indicators of impairment are present, we determine whether the sum of the estimated undiscounted future cash flows attributable to the long-lived asset in question is less than its carrying amount.  If less, we measure the amount of the impairment based on the amount that the carrying value of the impaired asset exceeds the discounted cash flows expected to result from the use and eventual disposal of the impaired assets.   We do not believe there to be any impairments of long-lived assets as of September 30, 2010.

Stock Based Compensation: We record stock based compensation in accordance with FASB ASC 718, Stock Compensation. FASB ASC 718 requires that the cost resulting from all share-based transactions be recorded in the financial statements over the respective service periods. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. FASB ASC 718 also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Recent Accounting Pronouncements

See Note 1 to our Unaudited Financial Statements included herein for discussion of recent accounting pronouncements.

BUSINESS

We were incorporated in the state of California on February 1, 2000.  Our operations are conducted through our two wholly owned subsidiaries, ReceptoPharm and Designer Diagnostics.

We are a biopharmaceutical company that engages in the acquisition, licensing and commercialization of pharmaceutical products and technologies as well as homeopathic and ethical drugs for the management of pain, neurological disorders, cancer, autoimmune and infectious diseases.   An ethical drug requires Federal Drug Administration (“FDA”) approval.   We seek strategic licensing partnerships to reduce the risks associated with the drug development process.

ReceptoPharm carries out our homeopathic and drug discovery research and clinical development and has fully developed three homeopathic drugs for the treatment of pain:

•	Cobroxin®, an over-the-counter pain reliever designed to treat moderate to severe (Stage 2) chronic pain; and
•	Nyloxin™ and Nyloxin™ Extra Strength, stronger versions of Cobroxin®.

Additionally, ReceptoPharm has developed two drug candidates:

•	RPI-78M, to treat the neurological diseases, including Multiple Sclerosis (MS), Adrenomyeloneuropathy (AMN), Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig’s disease ) and Myasthenia Gravis; and
•	RPI-MN, to treat the viral diseases, including HIV/AIDS and Herpes.

ReceptoPharm is developing proprietary therapeutic protein products primarily for the prevention and treatment of viral and neurological diseases, including Multiple Sclerosis, Adrenomyeloneuropathy (AMN), Human Immunodeficiency Virus (HIV) and pain in humans. These potential products are subject to FDA approval.  ReceptoPharm also provides contract research services through its ISO class 5 and Good Manufacturing Practice (“GMP”) certified facilities.

Our other wholly-owned subsidiary, Designer Diagnostics, engages in the research and development of and sale of diagnostic test kits designed to be used for the rapid identification of infectious diseases, such as Nontuberculous Mycobacteria (NTM).

We continue to identify intellectual property and companies in the biotechnology arena with similar synergies to us with which we may potentially be able to enter into arrangements, agreements or to potentially acquire.

We commenced sales of our first consumer product, Cobroxin®, in October 2009.  Cobroxin®, Nyloxin™ and Nyloxin™ Extra Strength are homeopathic drugs that were developed within the first 3 months of 2009 as a result of ReceptoPharm’s on-going research for approximately 6 years.  During 2009, we generated revenues of $618,000, $583,955 of which were from sales of Cobroxin®, and $34,055 of which were from clinical research services.  Since October 2009, our operations have centered on the marketing of Cobroxin® and Nyloxin™ and Nyloxin™ Extra Strength, from which we have earned accumulated revenues of $1,990,006.

Our business during 2010 has focused upon marketing our fully developed three homeopathic drugs for the treatment of pain:

•	Cobroxin®, an over the counter pain reliever designed to treat moderate to severe (Stage 2) chronic pain; and
•	Nyloxin™ (Stage 2 Pain) and Nyloxin™ Extra Strength (Stage 3 Pain): stronger versions of Cobroxin®.

We will continue this focus during the remainder of 2010.

We have accomplished the following during 2010:

Patent Approved

The US Patent and Trademark Office issued us a patent for a method of preventing infectious diseases, including colds, flu viruses, and bacterial and parasitic infections, using modified and detoxified cobra venom and neurotoxins. The patent (US 7,758,894), titled “Modified elapid venoms as stimulators of the immune reaction,” describes a method for treating and inhibiting infections by influenza viruses through the use of subcutaneous, intramuscular, or intravenous injections of therapeutically effective amounts of a detoxified and neurotropically active oxidized alpha cobratoxin or alpha-cobrotoxin protein. The patent continues by explaining clinical evidence supporting marked increases in the expression of genes associated with the production of gamma interferon through exposure to these detoxified proteins. Gamma interferon is considered a potent antiviral agent and regulator of the immune response.

Pepteron, an Antiviral Therapy

During July 2010, ReceptoPharm presented its novel antiviral therapy, Pepteron, at the International AIDS Conference in Vienna, Austria.  Pepteron is based on our leading drug candidate, RPI-MN, which has been shown to inhibit the entry of several viruses that are known to cause severe neurologic damages in diseases such as encephalitis and HIV.

Product Advertising/Product Distribution

According to our US distributor, XenaCare, the Cobroxin® advertising campaign began during July 2010 and is scheduled to run through December 2010. To date, XenaCare has reported to us that Cobroxin® advertising has appeared on CNN, Fox News, Food, Travel, ESPN, USA, Lifetime, CNBC, Comedy Central, AMC, History, Discovery, Fox Sports, Headline News (HLN), and Home and Garden as well as Los Angeles, Tampa, Atlanta and Houston based radio stations. As of October 31, 2010, XenaCare reported to us that Cobroxin® has been aired in 690 television commercials, a difference of 1825 commercials from the 2515 forecasted by XenaCare at year-end December 31, 2010. After the year ended December 31, 2010 we will determine whether XenaCare has met its projected air time for Cobroxin® and whether it has met its contractual marketing obligations as the exclusive US distributor. At such time, we may determine whether we will need to seek a new distributor for Cobroxin®.

Product Distribution

In June 2010, we entered into a partnership with the healthcare products distributor, Henry Schein, Inc., for distribution of our Nyloxin™-branded pain relievers in the United States. Henry Schein, which ranks #339 on the Fortune 500 list, is one of the largest distributor of healthcare products and services to medical, dental, and veterinary office-based practitioners in the world (www.henryschein.com). With more than 12,500 “Team Schein Members” worldwide, Henry Schein currently serves approximately 45% of the estimated 250,000 U.S. office-based physician practices, surgical centers and other alternate-care sites.

In June 2010, Grupo Farmaceutico de Tijuana (“GTF”) became our exclusive distributor in Mexico for our Nyloxin™ branded pain relievers. GTF specializes in the distribution of pharmaceutical products to national retailers and to over 3,000 pharmacies throughout Mexico.

In August 2010, we selected Amarey Nova Medical S. A. to serve as our exclusive distributor in Colombia for our Nyloxin™-branded pain relievers.

In August 2010, we began our drug registration process in India for Nyloxin™.  We have been seeking a relationship with an India-based pharmaceutical company to support the launch, marketing and sales of Nyloxin™ throughout India.

In September 2010, we introduced “Nyloxin™ for Pets”, a treatment for moderate to severe chronic pain in companion animals.

In October 2010, we announced Nutritional Alliance as our global sales agent for our Nyloxin™ pain relievers intended for the human and animal health markets. Nutritional Alliance is considered one of the premier sales brokerage firms in the United States according to its own website at www.nutritionalalliance.com and they specialize in products distributed through food, drug and mass retailers as well as medical product distributors.

Drug Registration

In June 2010, we began the drug registration process in Panama and Mexico for our Nyloxin™ Pain Reliever.  In August 2010, we began the drug registration process in India for our Nyloxin™ Pain Reliever. Additionally, we have ongoing drug registrations being completed in Europe, Canada, Colombia, and Brazil.

Retail Sales and Distribution

During the third quarter of 2010, we generated revenues of $311,701 from Cobroxin® sales.  Our collective revenues for the first three quarters of 2010 are $1,326,283.  During the first three 2010 quarters, we continued to focus on expanding brand awareness for our over-the-counter pain relievers, Cobroxin®, Nyloxin™ and Nyloxin™ Extra Strength by: (a) coordinating  marketing and awareness for those pain relievers through attendance at various conferences; (b) seeking out additional international distribution partners for our Nyloxin™ branded pain relievers, (c) assisting XenaCare, our U.S. Cobroxin® distributor, with the creation of marketing and advertising materials, including print advertisements, television commercials, packaging enhancements and television interviews; and (d) coordinating our ongoing drug registration process in Europe, Canada, Brazil and Colombia, Panama, Mexico, and India, including reviewing distributor candidates within those territories. We plan to continue our brand development and operations during the remainder of 2010 by continuing the above efforts, researching potential product line extensions for our branded pain relievers and organizing clinical studies that support our current drug products and advance our current research and development pipeline.

In November 2010, we were awarded a grant by the Internal Revenue Service (IRS) valued at $244,479 under the Qualifying Therapeutic Discovery Project Program (QTDP). We plan to use this grant to support additional clinical work on our treatments for pain.

Industry Overview of the Pain Market

A 2006 article published by the American Pain Society reported that pain is one of the most common reasons that patients seek medical care and accounts for half of all physician office visits in the United States.  According to the American Pain Foundation, a non-profit organization, as of 2007 at least 25 million people in the United States experience acute pain as a result of injury or surgery.  Additionally, more than 50 million people in the United States are affected by ongoing chronic pain.

The market for pain management products in the United States, including prescription and nonprescription analgesics, reached $20.4 billion in 2005 according to an April 2006 published report by Medtech Insight, a market research firm.  According to a more recent report conducted by IMS Health, a market research firm, the sales of opioid-based prescription pain drugs, including OxyContin, exceeded $6 billion in 2008. The current market for pain drugs is expected to continue to grow according to Global Industry Analysts Inc., a market research firm, believes that the aging baby boomer population will continue to trigger growth in this market resulting in a market size of $35.5 billion by 2015.

Cobroxin®

We offer Cobroxin®, our over-the-counter pain reliever clinically proven to treat moderate to severe (Stage 2) chronic pain that was developed by ReceptoPharm, our drug discovery arm and wholly owned subsidiary.  Cobroxin® is marketed online and at retailers through our United States distributor, XenaCare.  In August 2009, we completed an agreement with XenaCare granting it the exclusive license to market and distribute Cobroxin® within the United States.  In mid-October 2009, XenaCare began selling Cobroxin® online through its product website, Cobroxin.com.

In November 2009, XenaCare began selling Cobroxin® to brick-and-mortar retailers, including distribution to CVS in March 2010 and Walgreens in May 2010. To support ongoing sales, XenaCare intends to conduct a marketing campaign, consisting of print, online and broadcast advertising.

Cobroxin® is available at the following retailers:

•	CVS
•	Walgreens

•	Winn Dixie
•	Support Plus
•	e Vitamins
•	Duane “Reade”
•	Overstock.com
•	Kerr Drug
•	Meijer
•	Quick2You.com
•	Johnson Smith & Co
•	Benchmark Brands
•	Hannaford
•	Kinney Drug
•	Value Drug
•	Amerimark
•	Vitamin World
•	Drugstore.com
•	Sweetbay
•	CDMA
•	Amazon.com
•	Dr. Leonard’s
•	Publix
•	Rite Aid
•	Cardinal Health
•	Imperial
•	DermaDoctor

Cobroxin® is currently available as a two ounce topical gel for treating joint pain and pain associated with arthritis and repetitive stress, and as a one ounce oral spray for treating lower back pain, migraines, neck aches, shoulder pain, cramps, and neuropathic pain. Both the topical gel and oral spray are packaged and sold as a one-month supply.

Cobroxin® offers several benefits as a pain reliever.  With increasing concern about consumers using opioid and acetaminophen-based pain relievers, Cobroxin® provides an alternative that does not rely on opiates or non-steroidal anti-inflammatory drugs, otherwise known as NSAIDs, for its pain relieving effects.  Cobroxin® also has a well-defined safety profile. Since the early 1930s, the active pharmaceutical ingredient (API) of Cobroxin®, Asian cobra venom, has been studied in more than 46 human clinical studies. The data from these studies provide clinical evidence that cobra venom provides an effective treatment for pain with few side effects and has the following benefits:

•	safe and effective;
•	all natural;
•	long-acting;
•	easy to use;
•	non-narcotic;
•	non-addictive; and
•	analgesic and anti-inflammatory.

Potential side effects from the use of Cobroxin® include headache, nausea, vomiting, sore throat, allergic rhinitis and coughing.

Nyloxin™/Nyloxin™ Extra Strength

Nyloxin™ and Nyloxin™ Extra Strength are similar to Cobroxin® in that they both contain the same active ingredient as Cobroxin®, Asian cobra venom.  The primary difference between Nyloxin™, Nyloxin™ Extra Strength and Cobroxin® is the dilution level of the venom. The approximate dilution levels for Nyloxin™, Nyloxin™ Extra Strength and Cobroxin® are as follows:

Nyloxin™

•	Topical Gel: 30 mcg/mL
•	Oral Spray: 70 mcg/mL

Nyloxin™ Extra Strength

•	Topical Gel: 60 mcg/mL
•	Oral Spray: 140 mcg/mL

Cobroxin®

•	Topical Gel: 20 mcg/mL
•	Oral Spray: 35 mcg/mL

We intend to market Nyloxin™ and Nyloxin™ Extra Strength as treatments for moderate to severe chronic pain during our fourth quarter of 2010, pending successful completion of international drug applications.   Nyloxin™ will be available as an oral spray for treating back pain, neck pain, headaches, joint pain, migraines, and neuralgia and as a topical gel for treating joint pain, neck pain, arthritis pain, and pain associated with repetitive stress.  Nyloxin™ Extra Strength will be available as an oral spray and gel application for treating the same physical indications, but is aimed at treating the most severe (Stage 3) pain that inhibits one’s ability to function fully.

We intend to begin selling Nyloxin™ Extra Strength in the form of topical gel and oral spray products outside of the United States upon completion of international drug registrations, which we estimate will be completed during the first quarter of 2011.  Additionally, we plan to complete two human clinical studies aimed at comparing the ability of Nyloxin™ Extra Strength to replace prescription pain relievers. We originally believed that these studies would begin during the second quarter of 2010; however, these studies have been delayed because of lack of funding.  We expect that these studies will begin by the second quarter of 2011.

In December 2009, we began marketing Nyloxin™ and Nyloxin™ Extra Strength at www.Nyloxin.com. Both Nyloxin™ and Nyloxin™ Extra Strength will be packaged in a roll-on container, squeeze bottle and as an oral spray. Additionally, Nyloxin™ topical gel will be available in an 8oz pump bottle.

Regulation

The active pharmaceutical ingredient (API) in Cobroxin®, Nyloxin™ and Nyloxin™ Extra Strength, Asian cobra venom, has an approved United States monograph under the Homeopathic Pharmacopoeia of the United States (HPUS), which allowed us to register them with the FDA as homeopathic drugs.  A United States monograph is a prescribed formulation for the production of any drug or product that is recognized by law for a specific application and that may be introduced into commerce.  The FDA requires this registration process to maintain full compliance of companies marketing and selling medicines classified as homeopathic.  In August 2009, we successfully completed submission of final packaging and labeling to the FDA to begin selling our over-the-counter pain reliever, Cobroxin®. In December 2009, we completed our submission of final packaging and labeling to the FDA of Nyloxin™ and Nyloxin™ Extra Strength.

Manufacturing

ReceptoPharm oversees Cobroxin® manufacturing, both at its Good Manufacturing Practice (GMP) certified facility and at a third-party manufacturing and bottling facility.   ReceptoPharm is also responsible for acquiring appropriate amounts of Asian cobra venom required to manufacture Cobroxin®.

ReceptoPharm also plans to begin additional clinical studies for its prescription pain reliever, Nyloxin™ Extra Strength. These studies will be designed to compare the efficacy of Nyloxin™ Extra Strength to other prescription strength pain relievers. A ReceptoPharm study published in Toxicon, which is the journal of the International Society of Toxinology, showed that ReceptoPharm’s leading drug treatment for the treatment of pain, drug candidate RPI-78 had pain reducing effects that lasted four times as long as morphine without the negative side effects associated with opioid-based pain relievers.

The FDA requires those companies manufacturing homeopathic medicines to have their facilities certified as GMP.   As of October 2005, ReceptoPharm’s manufacturing and laboratory facility has been fully compliant with its GMP certification.  In March 2009, ReceptoPharm received an ISO Class 5 certification for its clean room facility. An ISO Class 5 certification is a type of classification granted for a clean room facility according to the number and size of particles permitted per volume of air. An ISO Class 5 clean room has at most, 3,500 particles per square meter.

Manufacturing Cobroxin® entails a two-step process, the first of which consists of ReceptoPharm manufacturing the bulk raw materials and completing the dilution levels of the Cobroxin® active pharmaceutical ingredient (API) as provided for in the Homeopathic Pharmacopoeia of the United States, which is a compilation of continuously updated statements of Homeopathic Pharmacopoeia standards and monographs as recognized by that organization. Once this process is completed, the second step entails transport of raw materials to a third-party manufacturer that completes the final mixing, bottling and shipping processes.

Marketing and Distribution

In August 2009, we completed an agreement with XenaCare granting it the exclusive license to market and distribute Cobroxin® within the United States. To maintain this market exclusivity, XenaCare is required to meet certain minimum performance requirements.

In mid-October 2009, XenaCare began selling Cobroxin® online through its product website, Cobroxin.com.  In November 2009, XenaCare began selling Cobroxin® to brick-and-mortar retailers, including distribution to CVS which began March 2010 and Walgreens by May 1, 2010.

In December 2009, we began marketing Nyloxin™ and Nyloxin™ Extra Strength at www.Nyloxin.com.

To support ongoing sales, XenaCare intends to conduct an extensive marketing campaign, consisting of print, online and broadcast advertising.  To date, XenaCare has accomplished the following:

•	Launched its initial print advertising campaign with advertisements appearing in Prevention, Health, Star, Woman's World, Soap Opera, and Self magazines;
•	Announced that the Chain Drug Marketing Association will begin making Cobroxin® available for purchase through its 6,000 member pharmacies;
•	Completed an agreement to advertise Cobroxin® in NASCAR’s Racing One publication, for the 2010 racing season;
•
Completed an agreement to advertise Cobroxin® in the 2009 National Football Alumni Guide and Yearbook, a publication that is distributed to football fans, current and past NFL players, team owners, coaches and league executives;

•
Partnered with the Arthritis Foundation, which allows that foundation’s logo to be used on Cobroxin® packaging, websites, print advertisements, retail catalogs and on direct mailers to 100,000 Arthritis Foundation members;

•	Secured agreements to advertise Cobroxin® in the 2010 Super Bowl XLIV program guide and the 2010 NBA All-Star Game program guide;
•	Produced and began airing Cobroxin® direct response commercials in select markets in the United States;
•	Began production for a series of Cobroxin® television commercials scheduled to begin airing during the second quarter of 2010;
•	Secured an agreement to advertise Cobroxin® in select Major League Baseball (MLB) yearbooks;
•	Completed an athletic sponsorship agreement with Megan Wallin, a professional beach volleyball player, to build awareness about Cobroxin®;
•	Began a limited television and radio advertising campaign.

Dependence on one or a Few Major Customers

With respect to Cobroxin®, Nyloxin™ and Nyloxin™ Extra Strength, we have only one customer, our distributor, XenaCare that then distributes our product online and to various retailers.

International Drug Registrations

In 2010, we plan to expand the presence of our Cobroxin® and Nyloxin™ pain relievers internationally through a series of out-licensing and master distribution agreements and/or arrangements.  On September 21, 2009, we announced our plan to begin the drug registration process in Canada and Europe for Cobroxin®.  On November 12, 2009, we announced plans to begin the drug registration process in South America for Cobroxin®.  We are continuing our efforts to begin the registration process in other countries. While many countries adopt similar regulation to the United States for registering homeopathic drugs, the international application process is more complex and may be lengthier.

ReceptoPharm’s Homeopathic Drug Pain Relief Studies

MS Neuropathic Pain Phase IV
We will continue our research and development into this area, with the ultimate goal of completing development of our future product, Nyloxin™ Extra Strength, which is a treatment for Stage 3 pain.  Our estimated start and completion dates are March 2010 and September 2010, respectively, which includes a 10-week patient trial period.  We have thus far incurred costs of $5,000 with a total estimated budget of $130,000.

Chronic Back Pain Phase I
We will continue our research and development in this area, with the ultimate goal of completing development of our future product, Recet, which is an injectable version of Cobratoxin.  Our estimated start and completion dates are April 2010 and November 2011, respectively, which includes a 4 week patient trial period. We have thus far incurred costs of $25,000 with a total estimated budget of $250,000.

Chronic Back Pain Phase IV
We will continue our research and development, with this ultimate goal of completing development of our future product, Nyloxin™ Extra Strength, which is a treatment for Stage 3 pain.  If this study proceeds, our estimated start and completion dates are April 2010 and November 2010, respectively, which includes a 4 week patient trial period.  We have an estimated budget of $250,000. We have not yet incurred any costs associated with the Chronic Back Pain Phase IV project.

ReceptoPharm – Research and Development

ReceptoPharm is engaged in the research and development of novel anticholinergic therapeutic protein products for the treatment of autoimmune and neurologic disorders, including Human Immunodeficiency Virus (HIV), Multiple Sclerosis (MS) Adrenomyeloneuropathy (AMN), Rheumatoid Arthritis (RA) and pain.

Drug Applications

We have set forth below a summary of ReceptoPharm’s proposed drugs and their potential applications.

Drug	Potential Applications
RPI-78M	MS, AMN, Myasthenia Gravis (MG) and Amyotrophic Lateral Sclerosis (ALS)
RPI-MN	HIV, general anti-viral applications
RPI-78	Pain, Arthritis
RPI-70	Pain

We believe that ReceptoPharm’s pharmaceutical products have a wide range of applications in a number of chronic, inherited and/or life-threatening viral, autoimmune and neuromuscular degenerative diseases, even though none of these products have FDA or other approval for the treatment of such diseases. These disorders target nerve cells, especially one specific type of cell receptor that is sensitive to the neurotransmitter, acetylcholine, which plays an important role in the transmission of nerve impulses at synapses and myoneural (muscle-nerve) junctions.

Primary Disease Targets

Through ReceptoPharm’s research program, our goal is to obtain required regulatory approvals of ReceptoPharm’s HIV, MS, and AMN products, so that they can be marketed. We plan to apply for Orphan drug status with the FDA to expedite approval for our AMN product; however there is no assurance we will obtain such status. An orphan drug is a pharmaceutical agent that has been developed specifically to treat a rare medical condition. Being granted Orphan status would expedite the approval process and grant limited exclusivity for treating the orphan condition. Additionally, ReceptoPharm secures confidentiality agreements prior to initiating contract research in order to protect any patentable opportunities.

Human Immunodeficiency Virus (HIV) Infection
Decision Resources, Inc., a research and advisory firm focusing on pharmaceutical and health care issues, forecasts that the HIV drug market will grow to more than $8 billion by 2013. According to the latest Epidemic Update, an estimated 39.5 million people were living with HIV in 2006. There were 4.3 million new infections in 2006 with 2.8 million (65%) of these occurring in sub-Saharan Africa and important increases in Eastern Europe and Central Asia, where there are some indications that infection rates have risen by more than 50% since 2004. In 2006, 2.9 million people died of AIDS-related illnesses. Growth in the HIV therapy market will continue to be driven by the rapidly growing HIV and AIDS population. In the absence of therapeutic intervention, the vast majority of individuals infected with HIV will ultimately develop AIDS, on average in about 10 years, which has a mortality rate approaching 100%. Experts say that the drugs currently available only extend life on average 1.8 years. The foregoing information was obtained from the World Health Organization website at www.who.int.

To cause infection, HIV needs to gain entry into cells through the attachment to receptors on the cell membrane. These receptors are called “chemokine receptors”. There are two principal types, CCR5 and CXCR4. Different HIV strains use different types of these receptors for attachment. Many drugs are being developed or have been developed that function by blocking one of these receptors. A single drug that would block all of the chemokine receptors ("tropism-independent") could be more useful, for several reasons, than a mixture of molecules that would have to be used to do the same thing.

HIV infection therapy currently uses antiviral drug therapies that are associated with the virus’s attachment, fusion with and entry into the host cell. At the present time, there are sixteen licensed antiretroviral drugs employed to combat HIV-1 infection and one drug licensed by the FDA that is a binding/entry inhibitory drug.

New drugs and adjunct therapies with novel mechanisms of action or unique resistance profiles are needed in the fight against HIV. Constant innovation, in terms of efficacy, side effect profile and dosing are occurring. Current research and development for HIV is focused on adjunctive therapy, which when combined with existing HAART (Highly Active Anti-Retroviral Therapy) regimens reduce side effects, enhance the efficacy of existing treatments and delay the progression of the HIV virus.

Both of ReceptoPharm’s drugs inhibited HIV replication in MAGI cells (a cell line to allow the visualization of HIV infection) by 50-60% and peripheral mononucular  cells (blood cells that are easy targets for HIV infection) by 90% in testing conducted by Dr. Juan Lama of the La Jolla Institute for Molecular Medicine in San Diego, California. Separate Phase I studies by Cure Aids Now of Miami, Florida, were conducted by Dr. Jamal with orally and parentally administered RPI-78M in HIV patients confirmed safety, tolerability and provided preliminary evidence of efficacy.

As the HIV virus mutates, it may become resistant to current medications and those medications will cease to be effective. Drug resistance has become a critical factor in long-term management of HIV infection with some viral strains developing resistance in as little as 3 weeks. RPI-MN demonstrated the ability to inhibit the replication of highly drug-resistant strains of HIV isolates.

Multiple Sclerosis (MS)
Multiple Sclerosis (MS) is thought to be an autoimmune disease that primarily causes central nervous system problems. In MS, the insulating fatty material surrounding the nerve fibers, also known as myelin, which functions to speed signaling from one end of the nerve cell to the other, is attacked by cells of the immune system causing problems in nerve signal transduction. MS is the most common of demyelinating (loss of nerve-fiber covering) disorders, having a prevalence of approximately 1 per 1,000 persons in most of the United States and Europe. According to the Accelerated Cure Project for Multiple Sclerosis, a national nonprofit organization, 400,000 people in the US are affected by MS and another 2 million globally.

People with MS may experience diverse signs and symptoms. MS symptoms may include pain, fatigue, cognitive impairment, tremors, loss of coordination and muscle control, loss of touch sensation, slurred speech and vision impairment. The course of the disease is unpredictable and for most MS patients, the disease initially manifests a "relapsing-remitting" pattern.  Periods of apparent stability are punctuated by acute exacerbations that are sudden unpredictable episodes that might involve impaired vision, diminished ability to control a limb, loss of bladder control, or a great variety of other possible neurologic deficits. In relapsing-remitting MS, some or all of the lost function returns, however, the patient sustains an unceasing, often insidious, accumulation of neuronal damage. As the burden of neural damage grows, new lesions are more likely to produce irreversible impairment of function. Typically, about eight to fifteen years after onset, MS patients enter the secondary-progressive phase. Eventually, progressive MS sufferers become wheelchair-bound, and may become blind and even incapable of speech. There is currently no FDA approved drug that reverses the course of the progressive form of MS.

RPI-78M has shown efficacy in animal models (EAE) for MS and ReceptoPharm is planning new animal studies to gain more insight into the levels of protection that the drugs afford. In one study conducted in August 2007, all members of an untreated animal control group developed signs of disease with different levels of paralysis/muscle weakness. A similar group in the August 2007 study treated with RPI-78M showed no disease in 90% of the animals in both acute and chronic applications of the test. Moreover, there were no toxicities reported though the animals received doses the equivalent of 280 times a human dose.

MS is characterized as an autoimmune disease, which means that the patient's immune system causes the damage. Most treatments for MS involve "immunosuppression" where the drugs reduce the patient's immune system responses. These drugs increase the patients' risk of infection. We believe that RPI-78M acts as an "immunomodulating" agent, that modulates the patients' immune response instead of simply suppressing it. Immunomodulation could form the basis of an effective strategy for the long-term control of autoimmunity in diseases like MS and Myasthenia gravis (MG) and is being studied as a therapeutic model for other neuromuscular diseases. Also, we believe our data suggests that it is possible that our novel therapeutic proteins could have a general application in autoimmune diseases based on human studies in Rheumatoid Arthritis and anecdotal reports from patients with MS.

In August of 1984, Biogenix applied for and received an Intrastate Investigational Drug (FSDHRS Protocol RA-1 (002)) from the Department of Health and Rehabilitation (HRS) in Florida that permitted the 4-week study of RPI-MN in 13 patients with Rheumatoid Arthritis ranging in age from 49 to 81. Patients were enrolled for a period of 4 weeks; the results showed 30% to 49% improvement in range of joint motion, early morning stiffness and stamina (this data is a small section of the acquired research referenced above). We believe that the data obtained from the examination of clinical efficacy in these three diseases can augment information from prior clinical studies and lead to the future investigation of treatments for other chronic conditions.

Adrenomyeloneuropathy (AMN) and Orphan Indications
Adrenoleukodystrophy, or ALD, is a genetically determined neurological disorder that, according to the Adrenoleukodystrophy Foundation, affects 1 in every 17,900 boys worldwide. The presentation of symptoms occurs between the ages of 4 and 10, and affects the brain with demyelination, which is the stripping away of the fatty coating that keeps nerve pulses confined and maintains the integrity of nerve signals. This process inhibits the nerves’ ability to conduct properly, which causes neurological deficits, including visual disturbances, auditory discrimination (hearing issues), impaired coordination, dementia and seizures. Demyelination is an inflammatory response and nerve cells throughout the brain are destroyed.

Adrenomyeloneuropathy (AMN) is the most common form of X-ALD, a maternally inherited type of ALD. AMN affects about 40-45% of X-ALD patients and usually presents itself in adolescence or adult life and may be preceded by hypoadrenalism (underactivity of the adrenal glands). It is characterized by spastic paraplegia (paralysis) and a peripheral neuropathy, often being diagnosed as Multiple Sclerosis (MS). Nerve conduction studies in AMN show a predominant axonal neuropathy and show a loss of all axons. Lorenzo’s oil, a mixture of glyceryltrioleate and glyceryltrierucate, has been used for over a decade in an open, unblinded fashion with mixed results.

Pain and Arthritis
Pain control products represent a huge market, especially those that reduce dependency on opiate-based drugs. Protein or peptide-based drugs are penetrating this market with neurotoxins taking the lead. Botox (Allergan) and Prialt (Elan) have the potential to substitute over the long-term for morphine and other opiates in chronic pain indications. Opiates, though potent painkillers, suffer from drawbacks because they are addictive, short acting, and drug-resistance inducing. We plan to assess the effects of several peptides in animal models of pain in association with Soochow University in China. Several peptides have demonstrated positive effects and the research and development continues.

August 2007 studies at Soochow University proved the potential of ReceptoPharm’s drug candidates, RPI-78 and RPI-70. When compared to Dolantin, an opiate-based drug subordinate to morphine, the effects were very encouraging. While Dolantin provided immediate pain relief it began wearing off just as RPI-70 began to take effect. The effects of RPI-70 do not seem dramatic in contrast to Dolantin, considering the quantity of drug employed in this animal model. The concentration of RPI-70 was approximately 100 times less than the opiate product. Also, RPI-70 showed real potential for combining with other pain killing medications. RPI-78 was calculated to be 150,000 times more potent than aspirin. This product can be injected systemically providing evidence of a more practical application than Prialt, which must be administered intrathecally (into the spinal cord). Opiate drugs induce tolerance and dependence.  This problem is not encountered with RPI-70 and RPI-78.

In February 2009, ReceptoPharm filed a patent application with the United States Patent and Trademark Office for the use of RPI-78 as a novel method for treating arthritis in humans. Also in February 2009, ReceptoPharm, in collaboration with Soochow University in China published positive data from its recent animal studies on the use of RPI-78 (Cobratoxin) as a method for treating arthritis.

Market Values

Human Immunodeficiency Virus (HIV)
The World Health Organization estimates that 39.5 million people worldwide are HIV positive with the majority of these occurring in third world countries. In the United States alone, an estimated 900,000 people are infected and the majority undergoes treatment for HIV-related conditions at an individual cost of $14,000 (HAART) to $34,000 (AIDS patients).   According to a 2007 article published by United Press International, the worldwide market for HIV drugs exceeds $7 billion in 2008 and is expected to grow to $11.4 billion by 2015.

Multiple Sclerosis (MS)
Multiple sclerosis affects an estimated 2.5 million people globally. There are 5 approved drugs for the treatment of this disease. The average annual cost of these drugs is $12,000 per person. In 2004, sales by one manufacturer, Biogen, were reported to be $1.4 billion for its drug, Avonex. According to a December 2009 report by GlobalData, the worldwide MS market was valued at $8.7 billion in 2008 and is expected to grow to $11.4 billion by 2015.

Adrenomyeloneuropathy (AMN)
AMN/ALD affects an estimated 30,000 people in the US with some estimates exceeding this number.

Current Technologies

ReceptoPharm, operating in its capacity as a clinical stage biotechnology company, has a process that safely modifies proteins derived from cobra venom. ReceptoPharm also has rights of a drug delivery method that uses an aerosol formulation, which is administered under the tongue.  By using this shared aerosol delivery technology, oral delivery is attainable, an important step for a biologic product.   The system is 50% efficient and affects drug delivery in approximately 40% of patients in which it was tested. Topical preparations are being examined for future applications in treatment of such conditions as pain and Rheumatoid Arthritis (RA).

Business Strategy

ReceptoPharm seeks to develop proprietary pharmaceutical products for human illnesses that qualify for “Fast-Track” or “Orphan Drug” status under FDA regulations, which can expedite regulatory review.  For some conditions, the FDA has created the “two animal rule” which permits ReceptoPharm to collect data from ongoing animal research for human treatment applications.

We believe the results from ReceptoPharm’s research will assist in getting its applications processed through the FDA’s “Fast-Track” approval process and enable ReceptoPharm to plan the commercialization of each product independently and/or through joint ventures, partnerships and licensing arrangements.  “Fast-Track” denotes life-threatening illnesses, while “Orphan” status refers to serious ailments affecting less than 200,000 individuals nationwide. AMN qualifies under both labels because it is considered an orphan disease and has no known cure.

In the areas of HIV and MS, ReceptoPharm plans to conduct clinical studies of its HIV and MS drugs under development. These "Phase II" studies will either prove or disprove the preliminary efficacy of ReceptoPharm's HIV and MS drugs under development. ReceptoPharm is in the process of attempting to secure agreements with third parties to conduct such clinical studies.

We believe that ReceptoPharm’s proposed unique pharmaceutical products can be used alone or licensed for use in combination with other therapeutic products and may be of interest to other established pharmaceutical companies as a means of extending the patent life of their proprietary products.

Short-term Goal
Although we focused our drug development efforts from 2006 to 2008 on clinical trials for ReceptoPharm’s HIV drug, RPI-MN, our primary focus now is on RPI-78M for the treatment of AMN.  In January of 2007, ReceptoPharm began their clinical study in AMN.  The clinical study, which was completed at the Charles Dent Metabolic Unity located in London, England, is classified as a Phase IIb/IIIa study. Phase II and early Phase III (Phase IIIa) studies are designed to assess how well the drug works, as well as to continue Phase I safety assessments in a larger group of volunteers and patients. Initial results from this study showed no statistically significant difference between RPI-78M and placebo. Further investigation is necessary to determine efficacy of RPI-78M for treating AMN.

Mid-term Goal
Our midterm strategy for the past three years has been to license ReceptoPharm’s AMN, MS and HIV technologies in our attempt to bring these technologies to market within 5 years.  Should we obtain adequate financing, our midterm strategy remains the same – to accomplish these midterm goals in the next two years of that 5 year period.

Long-Term Goal
Our long-term goal is the use of drugs developed by ReceptoPharm in the field of neurological diseases, infectious diseases and autoimmune disorders. Due to our limited financial and operational resources, this goal will require us to establish strategic partners or alliances with pharmaceutical companies, academic institutions, biotechnology companies, and clinical diagnostic laboratories, which will: (a) complement ReceptoPharm’s research and development efforts; (b) reduce the risks associated with undertaking the entire process of drug development and marketing; and (c) generate licensing based revenue streams.  Additionally, we plan to continue identifying intellectual property and companies in the biotechnology arena as potential acquisition candidates.

Compassionate Release Programs

Certain countries, such as Canada and the United Kingdom permit their citizens to have access to investigational medications without being approved for any application by their respective “FDA type” agencies, and permit physicians to prescribe drugs they believe are of possible benefits to the patients. Through these “Compassionate Release Programs” ReceptoPharm has supplied RPI-78M, its drug under investigation for MS and AMN, to physicians in the United Kingdom. The FDA does not offer this program.

Clinical Trial Applications

ReceptoPharm has developed Common Technical Documents (CTD) for both RPI-78M and RPI-MN that are used to support any clinical trial application. The CTD is a complete history of the individual drug, including all of the in-vitro and in-vivo work accomplished to date, as well as pre-clinical development work on the drug. Having these completed documents allows for expedited due diligence from regulatory bodies reviewing ReceptoPharm’s applications for trials and approvals. With these documents, ReceptoPharm has successfully applied for approval to conduct a clinical investigation in the United Kingdom under the regulation of the Medicines Health and Regulatory Agency (MHRA), which is the British equivalent of the US-FDA.

Current Research and Development Projects

Neurological Studies

Pain Studies
In an effort to further support Nyloxin™ Extra Strength, ReceptoPharm plans to complete two human clinical studies aimed at comparing the ability of Nyloxin™ Extra Strength to replace prescription pain relievers. ReceptoPharm originally estimated that these studies would begin during the second quarter of 2010; however, these studies have been delayed because of lack of funding.  We expect that these studies will begin by the third quarter of 2011.

MS Phase II
ReceptoPharm will continue its research and development, with the ultimate goal of completing development of its future drug, RPI-78M. ReceptoPharm’s estimated start and completion dates are October 2011 and October 2013, respectively, which includes a 12 month patient trial period. ReceptoPharm has thus far incurred costs of $40,000.  ReceptoPharm has an estimated budget of $2,000,000.

Research and Development

During 2008 and 2009, we had research and development costs of $229,790 and $222,558, respectively. As of November 30, 2010, we have incurred research and development costs of $177,104 for the current fiscal year.

Dependence on one or a Few Major Customers

We have no customers with respect to our research and development projects since we have not received FDA approval for our drug candidates

Marketing

We currently do not have a marketing program for our drug candidates because none of ReceptoPharm’s products have received FDA approval. Our lack of financing has hampered our efforts to navigate the regulatory process in a timely fashion; however, if and when we have FDA approved drug treatments, we plan to develop a marketing strategy to market ReceptoPharm’s products through pharmaceutical companies, other biotechnology companies, and diagnostic laboratories. Our Chief Marketing Officer, David Isserman, will market the treatments to licensing and development officers of those companies and will otherwise direct our marketing program. Additionally, we will attempt to secure consulting agreements with marketing consultants who will actively market our products to such companies and/or provide our Chief Marketing Officer with marketing guidance.

Potential Revenue Segments

Our potential revenue segments are composed of our attempt to generate revenues from license agreements, joint ventures in foreign countries, drug, and test kit sales with pharmaceutical companies, biotechnology companies and clinical diagnostic laboratories that generate license fees.

To date, we have not earned any significant revenues regarding any drug candidate potential revenue segments.

Product Liability

We have product liability insurance for our commercial products. Even so, product liability claims may result in significant legal costs related to our defense of such actions if damage amounts exceed our product liability insurance coverage. The design, development, and manufacture of drug products or diagnostic tests involves an inherent risk of product liability claims and corresponding damage to our brand name reputation, including claims of product failure or harm caused by the drug product. ReceptoPharm has product liability insurance for purpose of manufacturing the drugs currently under clinical trials; however, there is no assurance that such insurance would protect us against any product liability claims. Designer Diagnostics has product liability insurance for its portfolio of test kits; however, there is no assurance that such insurance would protect us against any product liability claims.

Sources and Availability of Raw Materials

ReceptoPharm uses the raw material, cobra venom, for the drugs that it studies and in the production of Cobroxin®.  There are at least three cobra venom based suppliers each in the United States and the Peoples Republic of China from which ReceptoPharm may acquire cobra venom, in addition to other suppliers in Thailand and India.  We currently have a supplier agreement with one of these suppliers.   Paul Reid,  ReceptoPharm’s Chief Executive Officer, is responsible for locating cobra venom suppliers on an as-needed basis, which involves obtaining a small test amount from a supplier for scientific validation of that raw material prior to purchase.  Apart from cobra venom, we do not currently use raw materials in our business.

Compliance with Government Regulations and Need for Government Approval

The production and marketing of potential drug products as well as research and development activities generally are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, vaccines, drugs and certain diagnostic products are subject to FDA review of safety and efficacy. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, or refusal of the government to approve Biological License Applications ("BLAs"), Product License Applications ("PLAs"), New Drug Applications ("NDAs") or refusal to allow a company to enter into supply contracts. The FDA also has the authority to revoke product licenses and establishment licenses previously granted.

In order to obtain FDA approval to market a new biological or pharmaceutical product, proof of product safety, purity, potency and efficacy, and reliable manufacturing capability must be submitted. This requires companies to conduct extensive laboratory, pre clinical and clinical tests. This testing, as well as preparation and processing of necessary applications, is expensive, time-consuming and often takes several years to complete. There is no assurance that the FDA will act favorably in making such reviews. Our potential partners, or we, may encounter significant difficulties or costs in their efforts to obtain FDA approvals, which could delay or preclude from marketing any products that may be developed. The FDA may also require post-marketing testing and surveillance to monitor the effects of marketed products or place conditions on any approvals that could restrict the commercial applications of such products. Product approvals may be withdrawn if problems occur following initial marketing, such as, compliance with regulatory standards is not maintained. Delays imposed by governmental marketing approval processes may materially reduce the period during which a company will have the exclusive right to exploit patented products or technologies. Refusals or delays in the regulatory process in one country may make it more difficult and time consuming to obtain marketing approvals in other countries.

The FDA approval process for a new biological or pharmaceutical drug involves completion of preclinical studies and the submission of the results of these studies to the FDA in an Initial New Drug application, which must be approved before human clinical trials may be conducted. The results of preclinical and clinical studies on biological or pharmaceutical drugs are submitted to the FDA in the form of a BLA, PLA or NDA for product approval to commence commercial sales. In responding to a BLA, PLA or NDA, the FDA may require additional testing or information, or may deny the application. In addition to obtaining FDA approval for each biological or chemical product, an Establishment License Application ("ELA") must be filed and the FDA must inspect and license the manufacturing facilities for each product. Product sales may commence only when both BLA/ PLA/ NDA and ELA are approved. In certain instances in which a treatment for a rare disease or condition is concerned, the manufacturer may request the FDA to grant the drug product Orphan Drug status for a particular use. "Orphan Drug" status refers to serious ailments affecting less than 250,000 individuals. In this event, the developer of the drug may request grants from the government to defray the costs of certain expenses related to the clinical testing of such drug and be entitled to marketing exclusivity and certain tax credits.

In order to gain broad acceptance in the marketplace of a medical device, our partners or we will need to receive approval from the FDA and other equivalent regulatory bodies outside of the United States. This approval will be based upon clinical testing programs at major medical centers. Data obtained from these institutions will enable us, or our partners, to apply to the FDA for acceptance of its technology as a "device" through a 510(k) application or exemption process. Once the data have been fully gleaned, it is expected that this process would take ninety days.

According to the FDA, a "device" is: "an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory which is recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them, intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes."

The FDA classifies devices as either Class I/II-exempt, Class II, or Class III.

Class III: Pre-Marketing Approval, or PMA: A Pre-Marketing Approval or PMA is the most stringent type of device marketing application required by FDA. A PMA is an application submitted to FDA to request clearance to market, or to continue marketing of a Class III medical device. A PMA is usually required for products with which FDA has little previous experience and in such cases where the safety and efficacy must be fully demonstrated on the product. The level of documentation is more extensive than for a 510(k) application and the review timeline is usually longer. Under this level of FDA approval, the manufacturing facility will be inspected as well as the clinical sites where the clinical trials are being or have been conducted. All the appropriate documents have to be compiled and available on demand by the FDA. The manufacturing facility is registered with the FDA and the product or device is registered with the FDA.

Class II: 510(k). This is one level down from the PMA and it is applied to devices with which the FDA has had previous experience. A 510(k) is a pre-marketing submission made to FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent, to a legally marketed device that is not subject to pre-market approval. Applicants must compare their 510(k) device to one or more similar devices currently on the U.S. market and make and support their substantial equivalency claims. The legally marketed device to which equivalence is drawn is known as the "predicate" device. Applicants must submit descriptive data and, when necessary, performance data to establish that their device is SE to a predicate device. Again, the data in a 510(k) is to show comparability, that is, substantial equivalency (SE) of a new device to a predicate device. Under this level of approval, the manufacturing facility is registered with the FDA and the product or device is registered with the FDA. Inspections under this classification are possible. All the appropriate cGMP and clinical data backing the claims made must be on file and available on demand by the FDA.

Class I/II Exemption: This is the lowest level of scrutiny. Most Class I devices and a few Class II devices are exempt from the pre-marketing notification requirements subject to the limitations on exemptions. However, these devices are not exempt from other general controls. All medical devices must be manufactured under a quality assurance program, be suitable for the intended use, be adequately packaged and properly labeled, and have establishment registration and device listing forms on file with the FDA. However, as described above, all the appropriate documentation including cGMP and clinical data supporting the claims being made has to be on hand and available on demand by the FDA. The data must be available to support all the product claims.

Sales of biological and pharmaceutical products and medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product or a device by a comparable regulatory authority of a foreign country must generally be obtained prior to the commencement of marketing in that country.

Designer Diagnostics is also subject to regulation by the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency ("EPA") and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. Designer Diagnostics believes that they are in compliance with regulations regarding the disposal of its biological, radioactive and chemical waste. Designer Diagnostics voluntarily complies with NIH guidelines regarding research involving recombinant DNA molecules. Such guidelines, among other things, restrict or prohibit certain recombinant DNA experiments and establish levels of biological and physical containment that must be met for various types of research.

Effect of Compliance with Federal, State, and Local Provisions for the Protection of the Environment

We have no present or anticipated direct future costs associated with environmental compliance, since we are not and will not be directly involved in manufacturing drug products as result of our research and development; however, we may be affected in the percentage licensing fees we receive, since a company may consider the environmental expense as an offset to a determination of the percentage amount we receive. ReceptoPharm produces a drug that has limited waste issues and related costs, but handles environmentally related matters through the FDA's Good Manufacturing Practices, the FDA mandated guidelines pertaining to the production of drugs in the United States.

Ability to Compete

The biotechnology research and development field is extremely competitive and is characterized by rapid change. Our competitors have substantially greater financial, scientific, and human resources, and as a result greater research and product development capabilities. Our competitors have competitive advantages with greater potential to develop revenue streams. Our competitors are located in the United States as well as around the world. We will attempt to complete by establishing strategic partners or alliances with pharmaceutical companies, academic institutions, biotechnology companies, and clinical diagnostic laboratories, which will enter into joint ventures, emphasizing that the drugs RPI-MN and RPI-78M possess the following properties:

•	They lack measurable toxicity but are still capable of attaching to and affecting the target site on the nerve cells. This means that patients cannot overdose.
•	They display no adverse side effects following years of investigations in humans and animals.
•	The products are stable and resistant to heat, which gives the drug a long shelf life. The drugs’ stability has been determined to be over 4 years at room temperature.

RPI-78M can be administered orally; however, ReceptoPharm has not yet developed an orally administered RPI-78M. RPI-78M has been routinely delivered by injection in a manner similar to insulin, but research over the past two years has given rise to administration by mouth.  Oral delivery presents patients with additional “quality of life” benefits by eliminating or decreasing the requirements for routine injections.  Should we receive adequate funding, ReceptoPharm plans to develop an orally administered RPI-78M by initiating new trials with an oral version of that drug.

Main Competitors (Biologics)

Competition is intense among companies that develop and market products based on advanced cellular and molecular biology. ReceptoPharm’s competitors, including Amgen, Aventis, Cephalon, Genetech, Genzyme, Immunex Corp., Novartis, Regeneron and Schering-Plough, which have far superior financial, technological and operational resources. We face significant competition from these and other biotechnology and pharmaceutical firms in the United States, Europe and elsewhere. Certain specialized biotechnology firms have also entered into cooperative arrangements with major companies for development and commercialization of products, creating an additional source of competition.

Any products or technologies that successfully address viral or neurological indications could negatively impact the market potential for RPI-78M or RPI-MN. These include products that could receive approval for indications similar to those for which RPI-78M or RPI-MN seeks approval, development of biologic or pharmaceutical treatments that are more effective than existing treatments and the development of other modalities with reduced toxicity and side effects.

Interferon-based drugs and their indications represent target markets for ReceptoPharm. Sales of interferon-based drugs annually exceed $6 billion and have attracted the participation of several major drug companies, including Schering-Plough and Roche. Currently, there are five interferon-based drugs licensed in Canada and the U.S.; three for the treatment of the milder Relapsing-Remitting form of MS and two for Hepatitis C. These interferons are also used in the treatment of other conditions where treatment options are limited. The interferons for MS are Betaseron (Berlex/Schering), Avonex (Biogen) and Rebif (Serono). Since the launch of these drugs, the number of patients undergoing treatment has stabilized at current levels, indicating that there is a high turnover rate of patients in the administration of these individual drugs due to cost and side effects. Biogen developed Avonex in the early 1990’s and has been shipping the drug since late 1996. In the United Kingdom,  the National Institute for Clinical Efficiency (NICE) has called for the withdrawal of Betaseron and another unrelated drug, Copaxone (Teva), from the market based on poor cost/effectiveness.

Schering-Plough manufactures alpha-interferon (Intron-A) and Roche produces Roferon as the only treatments for Hepatitis C. Schering-Plough also developed the drug Ribavirin as a general antiviral agent which, when combined, with Intron-A, is a treatment for Hepatitis C.  This combination is called Ribitron.  Treatment with Intron-A costs $19,000 per year though initial treatment periods are usually for 12 months.  It is the high cost and significant side effects that prevents the widespread uptake of this drug by the 4 million Hepatitis C sufferers in the US. Other companies producing interferon-based products include Amgen (INFERGEN) and Viragen.

Main Competitors (Venom-Based Drugs)

We view our main competitors as those who also engage in the development of protein-based neurotoxins as therapeutics. Employing venoms as therapeutics is not new. A large number of well-known pharmaceutical companies are developing novel therapies derived from snake venoms and other reptiles. Most of those using snake venoms employ the anticoagulant enzymes usually from viperids (adders and rattlesnakes) though elapids (cobra family) are also being investigated.

We have set forth below a summary of venom-based drugs and their potential applications.

Company	Drug	Application
Knoll Pharmaceutical	Ancrod	Anticoagulant from rattlesnakes
Medicure	Aggrastat	Antiplatelet drug from vipers
Millennium Pharmaceutical	Integrilin	Antiplatelet drug from rattlesnakes
Amylin Pharmaceuticals	Extendin-4	Treatment for type 2 diabetes and obesity from Gila Monster

Current cobra venom-based therapies include Keluoqu, a pain-killing drug on the market in China since 1978. Keluoque contains cobrotoxin as its primary ingredient and is used to control severe pain in advanced cancer patients and for post-operative pain.

Contract Research Services

In addition to its drug discovery research, ReceptoPharm is also engaged in providing contract research services to third-party biotechnology and pharmaceutical companies. ReceptoPharm announced in December 2008 that it had received a clinical drug supply contract for Celtic Biotech, an Ireland-based biotechnology company developing a treatment to cancer.  ReceptoPharm fulfilled this contract during the fourth quarter of 2009 and will continue to seek additional clients for its contract research services.

Designer Diagnostics

Designer Diagnostics developed diagnostic test kits designed to be used for the rapid identification of infectious diseases, such as Nontuberculous Mycobacteria (NTM). Currently, these test kits are being tested by National Jewish Hospital in Denver, Colorado. We will reassess our business plan with respect to Designer Diagnostics upon completion of testing at National Jewish Hospital.

Nontuberculous Mycobacterium (NTM)
Nontuberculous Mycobacterium (NTM), also known as atypical Tuberculosis (Atypical TB) or Mycobacterium other than Tuberculosis (MOTT) are bacteria that can be found in water, some domestic and wild animals, and soil. NTM is a primary cause of respiratory disease in humans and is a leading cause of death in HIV/AIDS patients. In countries (such as the U.S. and Canada) that have dramatically reduced TB as a major disease, NTM bacteria have become a larger issue. National Jewish Medical Research Center in Denver, Colorado, has reported a major increase in the U.S., with over 800 patients infected in Denver in 2005 and 1500 regional centers around the country are using the National Jewish Research Center for NTM testing.

A study done in India on HIV/AIDS patients has shown that over 9% of HIV/AIDS patients that have TB also have some form of NTM that requires different antibiotic procedures.

The NTM bacteria usually enter the body through inhalation or by drinking water that has been contaminated by the NTM bacteria. Additionally, the NTM bacteria can enter the body through open wounds. These bacteria cannot be spread directly between people. There are over 20 different types of NTM, which include Para-Tuberculosis, Nocardia, Pseudomonas and M.avium Complex (MAC).

Tuberculosis (TB)
Tuberculosis (TB) is a contagious disease. Like the common cold, it spreads through the air. Only people who are sick with TB in their lungs are infectious. When infectious people cough, sneeze, talk or spit, they propel TB germs, known as bacilli, into the air. A person needs only to inhale a small number of these to be infected. Left untreated, each person with active TB disease will infect on average between 10 and 15 people every year. It is estimated that 1.7 million deaths resulted from TB in 2004. Strains of TB resistant to all major anti-TB drugs have recently emerged. A particularly dangerous form of drug-resistant TB is multidrug-resistant TB (MDR-TB), which is defined as the disease caused by TB bacilli resistant to at least isoniazid and rifampicin, the two most powerful anti-TB drugs. Rates of MDR-TB are high in some countries, especially in the former Soviet Union, and threaten TB control efforts. More recently, XDR-TB (Extensively drug-resistant tuberculosis) has been discovered. XDR-TB is a mutated form of MDR-TB that seems to be highly resistant to all of the known treatments for the disease.

Designer Diagnostics’ kits are being developed to detect the NTM and TB bacteria.  If this product development is successful, it may lead to the treatment of patients before dangerous (often fatal) symptoms appear.

Market Competition – Designer Diagnostics

We view the main competition to Designer Diagnostics’ Test Kit technology to be divided into two areas: Tuberculosis and Nontuberculous Mycobacterium. In the TB (Tuberculosis) Test Kit arena, Designer Diagnostics’ main competitors are Becton, Dickinson and Company and their TB test kit is widely used throughout the world.

We intend to emphasize the advantages of our Designer Diagnostic kit on the basis of lower cost and that it does not require refrigeration or specialized equipment for utilization.  When looking at NTM (Nontuberculous Mycobacterium) Test Kits, there is no competition with a kit that will work on all 15 identified types of NTMs.  Becton, Dickinson and Company is a purveyor and major competition for kits that can be used for NTMs, but they require different tests for most types. The Designer Diagnostics NTM Test Kit can be used to identify all types and subtypes of NTMs in a single test. Additionally, there is currently no competition for the use of an NTM test for environmental applications. Designer Diagnostics has begun marketing the first ever diagnostic test for identifying NTMs in soil, water and other environmental media.

Nanologix

On January 24, 2006, we entered into an Agreement with NanoLogix whereby we exchanged our holding of NanoLogix common stock for the intellectual property pertaining to the manufacture of test kits for the rapid isolation, detection and antibiotic sensitivity testing of certain microbacteria. Designer Diagnostics owns 11 issued patents and has licensing rights to 18 issued patents related to the rapid isolation, growth, identification and antibiotic sensitivity of disease causing pathogens such as Tuberculosis ("TB") and Mycobacterium avium-intracellulare ("MAI"). The patented technologies are related to a technique known as "paraffin baiting". The researchers discovered that certain grades of paraffin wax, when used in conjunction with a microscope slide, and combined with a nutrient broth, provides for the rapid isolation, growth and identification of various disease causing pathogens. Designer Diagnostics markets a diagnostic test kit based on this technology. Designer Diagnostics plans to market its products to hospitals, clinical laboratories, medical research institutions, medical schools, physician's offices, and even pharmaceutical companies, as the antibiotic sensitivity testing methodology may be useful in creating new drugs to treat paraffinophilic microorganisms.

Bio-Therapeutics, Inc.

On October 3, 2003, we entered into a non-assignable license agreement between Bio-Therapeutics, Inc. and us, which was then amended to make the license agreement assignable. This agreement was in settlement of a lawsuit that we filed against Bio-Therapeutics alleging that Bio-Therapeutics owed us $850,000 in connection with a merger agreement between us and Bio-Therapeutics, which was cancelled.

The 2003 license agreement provides that for a non-exclusive license to certain intellectual property of Bio-Therapeutics, Inc, which consists of the following two distinct technology platforms:

•
Alteration of Proteins and Peptides - These include patented methods for altering the 3-Dimensional structure of certain proteins and peptides. The natural peptides bind to receptors in the body with toxic effects. This technology allows us to alter the structure of these peptides, preserving their receptor-binding characteristics, while making them non-toxic and therapeutic. Different receptors have various functions in many disease states. By the peptides binding to these receptors in a controlled fashion, certain disease symptoms may be treated.  In connection with MS, binding to the acetylcholine receptor on the nerves allows for more efficient nerve conduction. With HIV, binding to chemokine receptors may prevent the virus from entering and infecting new cells.

•
Non- Exclusive License for “Buccal Delivery System”(“Buccal”)  – An innovative aerosolized drug delivery system that is patent pending.   Many therapeutic agents cannot be effectively delivered by aerosol formulation due to their large size and/or irregular shapes. Since these therapeutic agents cannot be ingested orally without being degraded by the digestive system, patients have no alternative but to directly inject these drugs. We have a non-exclusive license to the Bucall patent pending proprietary aerosol formulation, which greatly enhances the permeability of the mucous membranes found on the roof of the mouth and the back of the throat. This allows for the easy and efficient systemic delivery into the bloodstream of a much wider variety of proteins and peptides. This non-exclusive license for "Buccal Delivery System" and patent pending application includes claims that identify the active mucosal enhancer, its combination with therapeutic agents and the mode of delivery through aerosol. This may allow for the effective and pain-free delivery of peptide and protein therapeutics for the treatment of HIV and MS.

Patents, Trademarks, Licenses and Intellectual Property

We have the following patents expiring at various dates indicated below:

Bio-Therapeutics Patents
We hold the license to certain intellectual property belonging to Bio-Therapeutics that has either been granted a patent or is in the patent application process as follows:

U.S. Patent No. 5,989,857, Polypeptide compositions and methods was granted in November 1999 with 10 claims. The patent outlines a method of preparing a bioactive polypeptide in a stable, inactivated form, the method comprising the step of treating the polypeptide with ozonated water in order to oxidize and/or stabilize the cysteine residues, and in turn, prevent the formation of disulfide bridges necessary for bioactivity.  This patent expires on May 10, 2016.

U.S. Patent No. 6,670,148, Compositions comprising bioactive peptides prepared without formation of native disulfide bonds was granted in December 2003, with 9 claims. The patent further describes a method of preparing a bioactive polypeptide in a stable, inactivated form, the method comprising the step of treating the polypeptide with ozonated water in order to oxidize and/or stabilize the cysteine residues, and in turn, prevent the formation of disulfide bridges necessary for bioactivity. The method can involve the use of ozonated water to both oxidize the disulfide bridges in a bioactive polypeptide, and to then stabilize the resultant cysteine residues. Optionally, and preferably, the method can involve the use of ozonated water to stabilize the cysteine residues, and thereby prevent the formation of disulfide bridges, in a polypeptide produced by recombinant means in a manner that allows the polypeptide to be recovered with the disulfide bridges unformed.  This Patent expires on May 10, 2016.

U.S. Patent Application Number 11/415377, Buccal Delivery System, with 20 claims. The patent describes a delivery formulation and system for delivering inactivated bioactive peptides to the body. The formulation includes effective amounts of the peptide as well as a mucosal permeation enhancer selected from the group consisting of quaternary ammonium salts. The system can be used by spraying the formulation into the buccal cavity, e.g., to the roof of the mouth. This application is currently listed as abandoned as of December 2009.

U.S. Patent Application Number 11/431126, Immunokine composition and method with 31 claims. The patent describes a composition and method for preventing HIV infection of mammalian cells. One aspect of the invention relates to an anti-immunodeficiency virus immunokine capable of binding to a cellular protein in a manner that prevents HIV infection of that cell. The compositions can include either an active bioactive polypeptide, such as native cobratoxin, and/or an inactivated bioactive polypeptide, such as cobratoxin in which one or more of the native disulfide bridges have been prevented from forming. The term "immunokine" is used to refer to an inactivated bioactive polypeptide, whether inactivated by chemical, genetic, and/or synthetic means as described herein, with the proviso that a corresponding active bioactive polypeptides can be included where applicable (e.g., for in vitro use). This application is currently listed as abandoned as of June 2009

ReceptoPharm Patents
ReceptoPharm has one issued and several patents pending with the United States Patent and Trademark Office. These patents include:

U.S. Patent No. 7,758,894,  Modified elapid venoms as stimulators of the immune reaction was granted in July, 2010 with 14 claims. The patent describes a method of protection from infections by administering a detoxified and neurotropically active modified venom containing alpha-cobratoxin. Protection includes bacterial, viral and parasitic infections. This patent is meant to protect and support our work in our production of anti-infective treatments. Currently, this would be applied to RPI-MN and RPI-78.

U.S. Patent Application Number 11/217,713, Modified venom and venom components as anti-retroviral agents with 10 claims was filed in September 2005. The present invention describes a method of treatment of human subject suffering from infection with HIV, comprising administering a disease mitigating amount of a detoxified, modified cobra venom composition in an amount effective to ameliorate at least one symptom of said infection. This patent is meant to protect and support our work in the production of anti-viral treatments. Currently, this would be applied to RPI-MN and RPI-78.

U.S. Patent Application Number 11/642,312, Use of cobratoxin as an analgesic with 5 claims was filed in December 2006. The patent describes a composition of matter for an analgesic and its method of use is disclosed. The method of use is for the treatment of chronic pain, especially to the treatment of heretofore intractable pain as associated with advanced cancer. The pain associated with neurological conditions, rheumatoid arthritis, viral infections and lesions is also contemplated. The method includes administering to a host an alpha-neurotoxin that is characterized by its ability to blocking of the action of acetylcholine at nicotinic acetylcholine receptors. This patent is meant to protect and support the Company’s work in the production of drugs for the treatment of pain.

U.S. Patent Application Number 10/947,434, Modified Anticholinergic Neurotoxins as Modulators of the Autoimmune Reaction was filed in September 2004. The patent describes a method of treatment of a human patient suffering from Multiple Sclerosis comprising the administration of a disease-mitigating amount of a composition consisting of detoxified and modified alpha-cobratoxin in a saline solution. This patent is meant to protect and support our work in the production of drugs for the treatment of auto-immune diseases.

U.S. Patent Application Number 11/784,607, Treatment of Autoimmune Disorders Using Detoxified Cobratoxin was filed in April 2007. The patent describes a method of treating patients suffering from autoimmune disorders comprising the administration of detoxified cobra venom. This patent is meant to protect and support our work in the production of drugs for the treatment of auto-immune diseases. Currently, this would be applied to RPI-78MN.

U.S. Patent Application Number 12/317,115, Alpha-neurotoxin Proteins with Anti-inflammatory Properties and Uses Thereof was filed in December 2008. The patent describes a method of treating an arthritic condition comprising the administration to a subject in need thereof an effective amount of a pharmaceutical composition comprising an isolated alpha-neurotoxin protein or an effective fragment thereof. This patent is meant to protect and support our work in the production of drugs for the treatment of inflammatory diseases.

Patents Assigned to Us by Nanologix, Inc. and Used by Designer Diagnostics
On January 24, 2006 we entered into an Agreement with NanoLogix whereby we exchanged our entire holding of NanoLogix common stock for intellectual property pertaining to the manufacture of test kits for the rapid isolation, detection and antibiotic sensitivity testing of certain mycobacteria. The agreement provides that: (a) NanoLogix has reassigned to us 11 key patents protecting the diagnostics test kit technology in exchange for our entire holding of NanoLogix stock represented by 4,556,174 shares of that stock; (b) NanoLogix has licensed to us the remaining 18 patents that protect the diagnostics test kit technology in exchange for a 6% royalty on the gross sales of the products based on the licensed technology or escalating minimum payments starting at $20,000 annually; (c) we issued to NanoLogix 1 million options of our restricted common stock at $.20 per share; and (d) we will allow NanoLogix to continue their use of these patents for development of their hydrogen technology and other technologies unrelated to medical diagnostic test kits.

On or about July 2009, we ceased paying the minimum royalties to Nanologix for the licensed patents and have allowed full rights to those patents to revert back to Nanologix.

We own 11 issued U.S. patents covering technologies related to growing, detecting, identifying, defining antibiotic sensitivity and designing apparatus for the detection of 32 different paraffin-eating microorganisms that were assigned to us by Nanologix, Inc.. These patents are used by our wholly owned subsidiary, Designer Diagnostics.

U.S. Patent No. 5,989,902, Method for determining the antimicrobial agent sensitivity of a nonparaffinophilic hydrophobic microorganism and an associated apparatus was granted in November 1999 with 3 claims. The patent describes a method for determining a sensitivity of a nonparaffinophilic hydrophobic microorganism to an antimicrobial agent. The method includes providing at least one receptacle containing an aqueous broth including a carbon source and introducing the nonparaffinophilic hydrophobic microorganism into the receptacle. The method further includes placing into the receptacle (i) a slide coated with a hydrophobic material and (ii) a predetermined quantity of the antimicrobial agent to be tested. By observing the nonparaffinophilic hydrophobic microorganism growth or lack thereof on the slide, it can be determined whether the predetermined quantity of the antimicrobial agent is effective in inhibiting growth of the nonparaffinophilic hydrophobic microorganism on the slide. An associated apparatus is also disclosed.  This Patent expires on November 13, 2017.

U.S. Patent No. 5,981,210, Method for determining a presence or absence of a nonparaffinophilic hydrophobic microorganism in a body specimen by using a DNA extraction procedure and a novel DNA extraction procedure was granted in November 1999 with 17 claims. The method of the invention involves providing a first receptacle and a second receptacle. The first receptacle contains a sterile aqueous broth and the second receptacle contains an aqueous broth including a carbon source. The method then includes placing into the first receptacle a first support surface having a paraffin wax coating thereon and placing into the second receptacle a second support surface having a hydrophobic material coating thereon. A body specimen, such as sputum, is then introduced into each of the first and second receptacles. The presence of a nonparaffinophilic hydrophobic microorganism in the body specimen is determined by observing (i) a lack of microorganism growth on the paraffin coated material of the first support surface and (ii) a presence of microorganism growth on the hydrophobic material coating of the second support surface. The presence of the nonparaffinophilic hydrophobic microorganism can be further confirmed by performing a DNA extraction. An associated DNA extraction procedure is also provided. This Patent expires on November 13, 2017.

U.S. Patent No. 5,935,806, Method and apparatus for speciating and identifying MAI (Mycobacterium Avium Intracellulare) and testing the same for antibiotic sensitivity was granted in August 1999 with 3 claims. The patent describes a method of speciating and identifying MAI in a specimen comprises placing a paraffin coated slide in a receptacle containing a sterile aqueous solution inoculated with the specimen, analyzing the slide after exposure to the specimen to determine the presence or absence of atypical Mycobacteria, and after the analysis step, if atypical Mycobacteria are determined to be present, performing at least one speciation assay to ascertain if the atypical Mycobacteria are MAI. A related apparatus is also disclosed for speciating and identifying MAI in a specimen comprising a paraffin-wax coated slide, a tube having a sterile aqueous solution contained therein, the tube adapted to hold the slide, and at least one speciation assay means for performing an assay to determine the presence or absence of MAI in the specimen after the specimen is introduced into the tube holding the solution and the slide. An apparatus and method for determining the sensitivity of MAI to different antibiotics and dosages thereof is also provided. This Patent expired on October 24, 2009 for failure to timely pay maintenance fees.

U.S. Patent No. 5,882,920, Apparatus for determining the presence or absence of a paraffinophilic microorganism was granted in March 1999 with 4 claims. The patent describes a method of determining the presence of a paraffinophilic microorganism in a specimen taken from a patient. The method includes providing a receptacle containing an aqueous solution and adjusting the solution to mimic the in vivo clinical conditions of the patient. The method then further includes inoculating the solution with the specimen and then placing in the receptacle a paraffin coated slide to bait the paraffinophilic microorganism. The slide is then analyzed after exposure to the specimen to determine the presence or absence of the paraffinophilic microorganism. An associated apparatus is also disclosed. This Patent expires on November 9, 2015.

U.S. Patent No. 5,854,014, Apparatus for testing paraffinophilic microorganisms for antimicrobial sensitivity was granted in December 1998 with 2 claims. The patent describes an apparatus for determining the antimicrobial agent sensitivity of a paraffinophilic microorganism from a specimen obtained from a patient. The apparatus includes a receptacle containing an aqueous solution, an amount of antimicrobial agent to be tested and the specimen. The apparatus further consists of a paraffin coated slide placed into the receptacle. This Patent expired October 24, 2009 for failure to timely pay maintenance fees.

U.S. Patent No. 5,846,760, Method for determining a presence or absence of a nonparaffinophilic hydrophobic microorganism in a body specimen and an associated kit was granted in December 1998 with 15 claims. The method of the invention involves providing a first receptacle and a second receptacle. The first receptacle contains a sterile aqueous broth and the second receptacle contains an aqueous broth including a carbon source. The method then includes placing into the first receptacle a first support surface having a paraffin wax coating thereon and placing into the second receptacle a second support surface having a hydrophobic material coating thereon. A body specimen, such as sputum, is then introduced into each of the first and second receptacles. The presence of a nonparaffinophilic hydrophobic microorganism in the body specimen is determined by observing (i) a lack of microorganism growth on the paraffin coated material of the first support surface and (ii) a presence of microorganism growth on the hydrophobic material coating of the second support surface. An associated kit is also disclosed. This Patent expires on November 13, 2017

U.S. Patent No. 5,776,722, Method of testing a body specimen taken from a patient for the presence or absence of a microorganism and a further associated method and associated apparatus was granted in July 1998 with 40 claims. The patent describes a method of testing a body specimen taken from a patient for the presence or absence of a microorganism. A transport/isolator assembly is provided which includes a receptacle and a baiting assembly including a baiting section having disposed thereon a coating material. A baiting liquid and the body specimen are then introduced into the receptacle. The method further comprises securing the baiting assembly to the receptacle so that at least a portion of the coated section is introduced into the baiting liquid. The transport/isolator assembly containing the baiting liquid and the body specimen are then transported to a laboratory for subsequent observation of the coated section for growth or lack thereof of the microorganism. A further method of processing the body specimen and an associated isolator/transport assembly kit as well as an associated isolator/transport assembly are also disclosed. This Patent expires on September 25, 2017.

U.S. Patent No. 5,569,592, Apparatus for testing MAI (Mycobacterium Avium Intracellulare) for antimicrobial agent sensitivity was granted in October 1996 with 3 claims. The patent describes an apparatus for determining the sensitivity of MAI to different antimicrobial agents and dosages thereof is provided. The apparatus comprises a plurality of test tubes adapted to contain an amount of an antimicrobial agent to be tested and MAI complex organisms to be assayed and a separate paraffin coated slide adapted for placement in each of the test tubes. The growth of the MAI complex organisms on the slide can be used to determine the concentration of the antimicrobial agent necessary to resist MAI complex organism growth on the slide. An associated method is also disclosed. This Patent expires on October 29, 2013.

U.S. Patent No. 5,472,877, Apparatus for determining the presence or absence of MAI (Mycobacterium Avium Intracellulare) was granted in December 1995 with 6 claims. The patent describes a method of speciating and identifying MAI in a specimen comprises placing a paraffin coated slide in a receptacle containing a sterile aqueous solution inoculated with the specimen, analyzing the slide after exposure to the specimen to determine the presence or absence of atypical Mycobacteria, and after the analysis step, if atypical Mycobacteria are determined to be present, performing at least one speciation assay to ascertain if the atypical Mycobacteria are MAI. A related apparatus is also disclosed for speciating and identifying MAI in a specimen comprising a paraffin-wax coated slide, a tube having a sterile aqueous solution contained therein, the tube adapted to hold the slide, and at least one speciation assay means for performing an assay to determine the presence or absence of MAI in the specimen after the specimen is introduced into the tube holding the solution and the slide. An apparatus and method for determining the sensitivity of MAI to different antibiotics and dosages thereof is also provided. This Patent expires on December 5, 2012.

U.S. Patent No. 5,316,918, Method and apparatus for testing MAI (Mycobacterium Avium Intracellulare) for antimicrobial agent sensitivity was granted in May 1994 with 7 claims. The patent describes an apparatus and method for determining the sensitivity of MAI to different antimicrobial agents and dosages thereof is provided. The apparatus comprises a plurality of test tubes adapted to contain an amount of an antimicrobial agent to be tested and MAI complex organisms to be assayed and a separate paraffin coated slide adapted for placement in each of the test tubes. The growth of the MAI complex organisms on the slide can be used to determine the concentration of the antimicrobial agent necessary to resist MAI complex organism growth on the slide. An associated method is also disclosed. This Patent expires on May 31, 2011.

U.S. Patent No. 5,153,119, Method for speciating and identifying MAI (Mycobacterium Avium Intracellulare) was granted in October 1992 with 15 claims. The patent describes a method of speciating and identifying MAI in a specimen comprises placing a paraffin coated slide in a receptacle containing a sterile aqueous solution inoculated with the specimen, analyzing the slide after exposure to the specimen to determine the presence or absence of atypical Mycobacteria, and after the analysis step, if atypical Mycobacteria are determined to be present, performing at least one speciation assay to ascertain if the atypical Mycobacteria are MAI. A related apparatus is also disclosed for speciating and identifying MAI in a specimen comprising a paraffin-wax coated slide, a tube having a sterile aqueous solution contained therein, the tube adapted to hold the slide, and at least one speciation assay means for performing an assay to determine the presence or absence of MAI in the specimen after the specimen is introduced into the tube holding the solution and the slide. An apparatus and method for determining the sensitivity of MAI to different antibiotics and dosages thereof is also provided. This Patent expired on October 24, 2009.

Our business is dependent upon our ability to protect our proprietary technologies and processes. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use proprietary information. We will rely on patent and trade secret law and nondisclosure and other contractual arrangements to protect such proprietary information. We will file patent applications for our proprietary methods and devices for patient treatments. Our efforts to protect our proprietary technologies and processes are subject to significant risks, including that others may independently develop equivalent proprietary information and techniques, gain access to our proprietary information, our proprietary information being improperly disclosed, or that we may ineffectively protect our rights to unpatented trade secrets or other proprietary information.

Employees

We employ a total of 11 employees as of December 13, 2010.
MANAGEMENT

The following is a list of our directors and executive officers. All directors serve one-year terms or until each of their successors are duly qualified and elected. The officers are elected by our Board.

Name	Age	Position with the Company
Rik J. Deitsch	42	Chairman, President, Chief Executive Officer, and Chief Financial Officer
David Isserman *	27	Chief Marketing Officer
Stewart Lonky, M.D.	63	Director (1)
Harold H. Rumph	80	Director
Garry R. Pottruck	54	Director (1)

* Resigned effective December 20, 2010

(1)	Dr. Lonky and Mr. Pottruck are members of our Audit Committee and Compensation Committee.

Rik J. Deitsch has been our President, Chief Executive Officer, Chief Financial Officer, and a Director since November 7, 2002 and our Chairman of the Board from December 15, 2003 until June 1, 2005 and from April 1, 2006 to present. On August 27, 2009, Mr. Deitsch was elected as a director of Xtreme Geen Products Inc. From February 1998 through November 2002, Mr. Deitsch served as the President of NDA Consulting Inc., a biotechnology research group that provided consulting services to the pharmaceutical industry. In October 1999, Mr. Deitsch founded Wellness Industries, a private corporation that provides formulations, research and education in the dietary supplement industry. Mr. Deitsch received a B.S. in Chemistry and an M.S. in Biochemistry from Florida Atlantic University in June 1997 and December 1999, respectively. Throughout 1999 and 2000, he conducted research for the Duke University Medical School Comprehensive Cancer Center. Mr. Deitsch is the co-author of two books: Are You Agewise: A Guide to Healthy Aging and Invisible Killers: the Truth About Environmental Genocide. Mr. Deitsch has been the Chairman of Waiora's Scientific Advisory Board since April 2004. Waiora develops and markets natural, science-based dietary supplements and personal care products that provide healthy aging solutions.

David Isserman became our Chief Marketing Officer in January 2010 and resigned effective December 20, 2010. He served as our outside consultant from 2003 to 2009.  From 2001 to December 2009, Mr. Isserman served as President of Isserman Consulting, a boutique marketing communications consultancy that advised early-stage biotechnology, consumer products and technology companies, and was a co-founder of RareShare, a website developed to connect patients and healthcare providers affected by rare medical disorders.  Since 2001, Mr. Isserman has served on several scientific and environmental non-profit boards and currently serves as a Trustee for the Academy of Science of St. Louis, Missouri. In December 2009, Mr. Isserman received his Master of Business Administration (MBA) from Columbia Business School in New York.

Dr. Stewart Lonky has been our director since November 5, 2004. Dr. Lonky is a co-founder of the Tryon Corporation, a medical test kit firm located in Torrance, California and has served as its Chief Medical Officer since 1990. Trylon Corporation has developed diagnostic products for the early diagnosis of cervical and oral cancer, and in connection with that Dr. Lonky's responsibilities have included product development, the direction of clinical research and interacting with regulatory agencies, including the U.S. Food and Drug Administration (FDA). In these roles he has been instrumental in successfully bringing a number of products to the medical marketplace. He has continued to be engaged in both clinical and biochemical research, and has published research articles in the peer-reviewed literature in the areas of cervical cancer and cellular pathophysiology. Dr. Lonky has been a practicing physician in the Los Angeles Area since 1982. He is Board Certified in Internal Medicine, Pulmonary Medicine, and Critical Care Medicine. Prior to entering practice, Dr. Lonky served as a full-time faculty member at the University of California, San Diego in the Department of Medicine, Pulmonary Division, where he was engaged in research in the biochemistry of lung injury. He was a National Institutes of Health (NIH) Postdoctoral Fellow from 1974-77. He has published over twenty articles and abstracts in the peer-reviewed literature during that time, and authored two book chapters.

Harold H. Rumph became our Director on April 10, 2008 when ReceptoPharm became our wholly owned subsidiary. From May 2003 to present, Harold H. Rumph has been the President/Director of ReceptoPharm, Inc., a biotechnology company located in Plantation, Florida. From September 1988 to April 2003, Mr. Rumph was the President/Founder of Project Scheduling Services, Inc., a computerized scheduling services company to the construction industry, located in Pompano Beach, Florida. From 1962 to 1988, Mr. Rumph held managerial, marketing , and other positions with IBM, RCA, Xerox , Harris Corporation and was a founder and President of Biogenix, Inc., a biotechnology company located in Boca Raton, Florida. From 1953 to 1962, Mr. Rumph served on active duty with various responsibilities including Tactical Fighter Pilot and at Headquarters United States Air Force Intelligence with the United States Air Force. In 1953, Mr. Rumph received a Bachelor of Science Degree in Military Science from the United States Naval Academy in Annapolis Maryland.

Garry Pottruck became our director and Chairman of our Audit and Compensation Committees after our December 31, 2008 year end, on July 29, 2009. Since October 2005, he has been a Principal in the accounting and consulting firm, Argy, Wiltse & Robinson, PC (“Argy”), headquartered in McLean, Virginia. From July 1997 through October 2005, he was managing partner in the certified public accounting firm, Friedberg & Pottruck, PA, located in Deerfield Beach, Florida until that firm was acquired by Argy. Friedberg & Pottruck specialized in providing accounting, tax and consulting services to physician practices. Mr. Pottruck held financial executive positions with several companies, both public and private, from 1984 through 1994, including more than three years as Chief Accounting Officer/Controller at Scopas Technology Company, Inc., a NASDAQ listed, development stage biotechnology research and development organization. Prior to 1984, Mr. Pottruck worked for public accounting firms after graduating with a B.S. Degree in Accounting from the C.W. Post School of Professional Accountancy at Long Island University in 1979. He is currently a member of both the Florida and American Institutes of Certified Public Accounting, and is licensed as a Certified Public Accountant in both Missouri and Florida.

Corporate Governance

Committees of the Board of Directors

Our Board has established an Audit Committee and a Compensation Committee.  We have not established a Nominating Committee.  The function of this committee is being undertaken by the entire Board as a whole.  The Board and its Committees meet throughout the year and act by written consent from time to time as appropriate.  Committees regularly report on their activities and actions to the Board.  The Audit Committee has a written charter approved by the Board.

Our Board has determined that none of our Directors are independent under the NASDAQ Stock Market Listing Rules.  Also, our Board has determined that Messrs. Lonky and Pottruck are qualified as Audit Committee Financial Experts, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements.  The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm.  The Audit Committee also reviews the audit and non-audit fees of the auditors.  Our Audit Committee is also responsible for certain corporate governance and legal compliance matters including internal and disclosure controls and compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers.  The Compensation Committee has the power to set performance targets for determining periodic bonuses payable to executive officers and may review and make recommendations with respect to shareholder proposals related to compensation matters.  Additionally, the Compensation Committee is responsible for administering our 2007 Equity Incentive Plan, or the Plan. Our Compensation Committee met four times during 2009 and three times during 2010 to review all salaries, expenses, stock plans, and other compensation paid to our officers, directors, consultants, and others.

Code of Ethics

We have a code of ethics that applies to all of our employees including its principal executive officer, principal financial officer and principal accounting officer. A copy of this code is available without charge on our website at www.nutrapharma.com. We intend to disclose any changes in or waivers from our code of ethics by posting such information on our website or by filing a Form 8-K.

Board Structure

We have chosen to combine the Chief Executive Officer and Board Chairman positions.  We believe that this Board leadership structure is the most appropriate for us.  Because we are a small company and do not have significant revenues, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer.  The challenges faced by us at this stage – obtaining financing and developing our business – are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us, and how management addresses those risks.  Mr. Rik Deitsch, as our Chief Executive Officer and Chairman of the Board together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.  Presently, the primary risks affecting us are the lack of working capital and the inability to generate sufficient revenues so that we have positive cash flow from operations.  The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

Shareholder Communications

Although we do not have a formal policy regarding shareholder communications with the Board, we have developed a shareholder communications policy by which shareholders and the Company may exchange communication. The shareholder communications policy was developed and is currently managed by the Chief Marketing Officer. A copy of this policy is available without charge on our website at www.nutrapharma.com.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is related to the compensation paid, distributed or accrued by us for the last two fiscal years to our Chief Executive Officer (principal executive officer) and the two other most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, or our Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Options Awards ($) (f) (1)	Total ($) (j)
Rik J Deitsch, Chief Executive Officer *	2010	$225,000	$0	$225,000
Rik J Deitsch, Chief Executive Officer	2009	$130,000	$0	$130,000
David Isserman, Chief Marketing Officer **	2010	$130,000	$0	$130,000

* Our Chief Executive Officer, Rik J Deitsch, started receiving an annual salary of $225,000 in February 2010
** Resigned effective December 20, 2010

Director Compensation

We do not pay cash compensation to our directors for service on our Board of Directors and our employees do not receive compensation for serving as members of our Board of Directors.  Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board and committee members.  From time to time, our directors have received grants of stock as compensation for their services on our Board of Directors.  Additionally, new Directors have been granted stock upon joining our Board of Directors. The last grant to the Board of Directors as a whole was in March, 2008 at which time we granted the following share issuances:

Rik J Deitsch, Chairman	5,000,000 shares
Stewart Lonky, Director	2,500,000 shares
Stanley Cherelstein (former Director)	2,500,000 shares

The last grant to a new Board member was in July, 2009 at which time we granted Garry Pottruck 2,500,000 shares of our common stock.

We currently have no plans to grant additional stock or stock options to our Board.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of our voting stock beneficially owned, as of November 30, 2010, by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each of our directors, (iii) all Named Executive Officers, and (iv) all of our executive officers and directors as a group:

Title of Class	Name and Title of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Common Stock	Rik J Deitsch, Chairman and Chief Executive Officer	2776 University Dr. Coral Springs, FL 33065	54,500,000	19.5%
Common Stock	David Isserman, Chief Marketing Officer	2776 University Dr. Coral Springs, FL 33065	3,312,160	1.2%
Common Stock	Paul Reid, President, ReceptoPharm	1537 NW 65th Ave. Plantation, FL 33313	7,000,000	2.5%
Common Stock	Harold Rumph, Director	1537 NW 65th Ave. Plantation, FL 33313	4,400,000	1.6%
Common Stock	Stewart Lonky, Director	2776 University Dr. Coral Springs, FL 33065	3,000,000	1.1%
Common Stock	Garry Pottruck, Director	2776 University Dr. Coral Springs, FL 33065	2,550,000	0.9%
Common Stock	all of our executive officers and directors as a group		74,762,160	26.8%
Common Stock	Med-Trust Limited*		17,720,000	6.3%

*The principal of Med-Trust Limited is Rajni Kassett.

RELATED PERSON TRANSACTIONS

During the year ended December 31, 2009, we borrowed $546,530 from our President, Rik Deitsch, and repaid him $709,663, bringing the total amount owed to Mr. Deitsch to $1,151,361 at December 31, 2009.  Included in the amount owed to Mr. Deitsch is $211,119 of accrued interest.   During the nine month period ended September 30, 2010, we borrowed a total of $196,300 and repaid a total of $162,400 from Mr. Deitsch for a net borrowing of $33,900 during that nine month period.  At September 30, 2010, we owed Mr. Deitsch the total amount of $1,218,627, which  includes $244,485 of accrued interest.  At November 30, 2010, we owed Mr. Deitsch the total amount of $1,181,544.  This loan is due on demand and bears interest at a rate of 4% per annum.

We are indebted to Paul Reid, President of ReceptoPharm, in the amount of $104,823.  This amount includes accrued interest of $24,996.  This loan is due on demand and bears interest at a rate of 5% per annum.  The loan is secured by certain intellectual property of ReceptoPharm.  At December 31, 2009, we owed Mr. Reid $101,024, of which amount $21,197 was for accrued interest.  At November 30, 2010, we owed Mr. Reid $105,685, of which $25,857 was for accrued interest.

During the third quarter of 2010, we borrowed $200,000 from our Director, Garry Pottruck.  This loan is expected to be repaid by the third quarter of 2011 with interest calculated at 10% straight interest for the first month plus 12% annum calculated monthly after 30 days from funding.  At November 30, 2010, we owed Mr. Pottruck $223,255, which includes accrued interest of $23,255.

During the year ended December 31, 2008, ReceptoPharm, our wholly-owned subsidiary, entered into a contract for the production of a drug (Crotoxin) with Celtic Biotech, Ltd a company based in Dublin, Ireland. An officer of ReceptoPharm is related to the Managing Director of Celtic Biotech, Ltd. The contract has a total budget of $134,336 and is expected to be completed in early 2011. The initial deposit of $40,301 has been deemed earned and has been recorded as revenue in the quarter ending September 30, 2010

THE LINCOLN PARK TRANSACTION

General

On November 8, 2010, we executed a Purchase Agreement and a registration rights agreement with LPC, pursuant to which LPC has purchased 1,666,667 shares of our common stock together with warrants to purchase 1,666,667 shares of our common stock at an exercise price of $.15 per share, for total consideration of $200,000.   The warrants have a term of five years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $9,800,000 of our common stock at our option as described below.

Pursuant to the registration rights agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) covering the shares that have been issued or may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  After the registration statement is declared effective, over approximately 30 months, generally we have the right to direct LPC to purchase up to an additional $9,800,000 of our common stock in amounts up to $40,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances.  No sales of shares may occur below $.06 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice.  We issued 400,000 shares of our stock to LPC as a commitment fee for entering into the agreement, and we may issue up to 2,600,000 shares pro rata as LPC purchases the up to $9,800,000 of our stock as directed by us.

As of November 30, 2010, there were 279,141,899 shares outstanding (186,659,736 shares held by non-affiliates) including the 2,066,667 shares offered by LPC pursuant to this Prospectus which we have issued.  62,000,000 shares are offered hereby consisting of 1,666,667 shares together with 1,666,667 shares underlying a warrant that we have sold to LPC for $200,000, 55,666,666 additional shares that we may sell to LPC, 400,000 shares we have issued as a commitment fee, and 2,600,000 shares that we may issue as a commitment fee pro rata as up to the additional $9,800,000 of our stock is purchased by LPC.  If all of the 62,000,000 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 18.3% of the total common stock outstanding or 25.1% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement.

Purchase of Shares Under The Common Stock Purchase Agreement

Under the common stock purchase agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $40,000 of our common stock.  The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or
•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to $40,000, we may direct LPC as often as every two business days to purchase up to $80,000 of our common stock provided on the purchase date our share price is not below $.15 per share.  We may increase this amount:  up to $160,000 of our common stock provided on the purchase date our share price is not below $.30 per share; up to $320,000 of our common stock provided on the purchase date our share price is not below $.45 per share; up to $500,000 of our common stock provided on the purchase date our share price is not below $.60 per share.  The price at which LPC would purchase these accelerated amounts of our stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten (10) business days prior to the purchase date.

Minimum Purchase Price

Under the common stock purchase agreement, we have set a minimum purchase price (“floor price”) of $0.06.  However, LPC shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less than the floor price. Specifically, LPC shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.06.

Events of Default

The following events constitute events of default under the purchase agreement:

•
the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;
•
the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent‘s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the common stock purchase agreement;
•
any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or
•	a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the common stock purchase agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Effect of Performance of the Common Stock Purchase Agreement on Our Stockholders

All 62,000,000 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus.  The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the 59,933,333 shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the agreement, we authorized the sale to LPC of up to 70,000,000 shares of our common stock exclusive of the 400,000 commitment shares issued, the 2,600,000 commitment shares that may be issued and the 1,666,667 shares underlying the warrant and that are part of this offering.  We will sell no more than 70,000,000 shares to LPC under the common stock purchase agreement, 62,000,000 of which are included in this offering.  We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $9,800,000 is sold to LPC under the common stock purchase agreement. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement.  The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares that are registered in this offering at varying purchase prices:

Assumed Average Purchase Price		Number of Registered Shares to be Issued if Full Purchase (1) (2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC (3)	Proceeds from the Sale of Shares to LPC Under the LPC Purchase Agreement
$.06	(4)	58,192,925	17.3%	$5,237,363
$.09	(5)	58,649,251	17.45%	$5,160,000
$.18		58,155,556	17.3%	$10,000,000
$.30		35,933,333	11.5%	$10,000,000
$.50		22,600,000	7.5%	$10,000,000

(1)
Although the LPC Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to LPC, we are only registering 57,333,333 shares to be purchased thereunder, which may or may not cover all such shares purchased by LPC under the LPC Purchase Agreement, depending on the purchase price per share.  As a result, we have included in this column only those shares which are registered in this offering.

(2)
The number of registered shares to be issued includes the additional commitment shares issuable to LPC (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares.

(3)
The denominator is based on 279,141,899 shares outstanding as of November 30, 2010, which includes the 1,666,667 shares previously issued to LPC, which shares are a part of this offering, the 400,000 initial commitment shares and the number of shares set forth in the adjacent column which includes the additional commitment shares issued pro rata as up to $9,800,000 of our stock is purchased by LPC.  The numerator is based on the number of shares issuable under the common stock purchase agreement at the corresponding assumed purchase price set forth in the adjacent column.  The number of shares in such column does not include shares that may be issued to LPC which are not registered in this offering.

(4)	Under the LPC Purchase Agreement, we may not sell and LPC may not purchase any shares in the event the purchase price of such shares is below $.06.
(5)	The closing sale price of our shares on December 13, 2010.

SELLING SHAREHOLDER

The shares of common stock being offered by the selling shareholder are those previously issued or to be issued to Lincoln Park under the Purchase Agreement.  We are registering the shares of common stock in order to permit the selling shareholder to offer the shares for resale from time to time.  Except for the ownership of the shares of common stock and warrants issued pursuant to the Purchase Agreement, Lincoln Park has not had any material relationship with us within the past three years.

We do not know when or in what amounts Lincoln Park may offer shares for sale.  Lincoln Park may not sell any or all of the shares offered by this prospectus.  Because Lincoln Park may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Lincoln Park after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Lincoln Park.

The following table presents information regarding Lincoln Park.  The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Lincoln Park.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	2,066,667	(2)	*	(2)	62,000,000	*

*less than 1%

(1)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this Prospectus.

(2)
2,066,667 shares of our common stock have been previously acquired by LPC under the Purchase Agreement, consisting of 1,666,667 shares purchased by LPC and 400,000 shares we issued to LPC as a commitment fee.  We may at our discretion elect to issue to LPC up to an additional 58,266,666 shares of our common stock and 1,666,667 shares underlying a warrant are included in this offering such shares are not included in determining the percentage of shares beneficially owned before the offering.

DESCRIPTION OF SECURITIES

We are authorized to issue 2,000,000,000 shares of common stock, par value $0.001 per share. As of November 30, 2010: 279,141,899 shares of common stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share for each share held of record dated fixed for the determination of the shareholders entitled to vote at a meeting, or of no date is fixed, the date determined in accordance with law.  At every election of Directors, shareholders may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shares are entitled or distribute votes according to the same principal among as many candidate as desired; however, no shareholder is entitled to cumulate votes for any one or more candidates unless such candidate or candidates have been placed for nomination prior to the voting and at least one shareholder has given notice at the meeting prior to the voting of such shareholder’s intention to cumulate votes.

Preferred Stock

We are not authorized to issue preferred stock.

Warrants

We have 46,981,667 outstanding, including warrants we issued to LPC to purchase 1,666,667 shares of our common stock at an exercise price of $0.15.  The LPC warrants have a term of five years.

Anti-takeover Effects of California Law

California does not have an anti-takeover statute.

Dividends

We have not paid cash dividends on our common stock since our inception and do not plan to pay such dividends in the foreseeable future.  Our Board of Directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Dividends, under California General Corporation Law, may only be paid from our net profits and only at such a time when our corporate assets exceed our liabilities by a minimum of 1.25 times. To date, we have not had a fiscal year with net profits and do not have the necessary shareholder asset base to offer dividends.

Transfer Agent

We have appointed Standard Registrar & Transfer Company, Inc., of Draper, Utah, as our stock transfer agent. Their contact information is: 12528 South 1840 East Draper, Utah 84020, phone number (801) 571-8844.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by LPC, the selling shareholder.  The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this Prospectus may be affected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify Lincoln Park and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by LPC.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Nutra-Pharma Corp. pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by The Law Office of Frederick M. Lehrer, P. A., Boca Raton, Florida. The Law Office of Frederick M. Lehrer, P.A. is receiving 350,000 shares of our restricted common stock in connection with the preparation of this Registration Statement.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.   We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.   You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement.  The website address is www.sec.gov.

INDEX

NUTRA PHARMA CORP.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash	$78,760	$802,875
Accounts receivable	155,795	239,583
Inventory	268,998	165,786
Prepaid expenses	124,382	23,290
Total current assets	627,935	1,231,534
Property and equipment, net	73,123	12,369
Other assets	69,363	8,803
TOTAL ASSETS	$770,421	$1,252,706

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$524,207	$104,223
Accrued expenses	907,212	960,548
Due to officers	1,323,450	1,252,385
Other loans payable	332,507	80,000
Total current liabilities	3,087,376	2,397,156

Stockholders' deficit:

Common stock, $0.001 par value, 2,000,000,000 shares authorized; 276,175,232 and 270,425,232 shares issued and outstanding, respectively	276,176	270,426
Additional paid-in capital	26,807,217	25,157,967
Deferred compensation	(531,250)	-
Accumulated deficit	(28,869,098)	(26,572,843)
Total stockholders' deficit	(2,316,955)	(1,144,450)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$770,421	$1,252,706

See the accompanying notes to the condensed consolidated financial statements.

NUTRA PHARMA CORP.

Condensed Consolidated Statements of Operations  - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$359,936	$900	$1,382,056	$27,528

Cost of sales	104,083	-	569,559	3,260
Gross profit	255,853	900	812,497	24,268
Costs and expenses:
Salaries and employee benefits	317,041	127,532	904,758	382,434
Selling, general and administrative - including stock based compensation of $318,750, $195,000, $823,750 and $410,000	575,074	515,859	2,016,235	1,047,762
Research and development	17,553	91,580	174,801	126,955
Interest expense	36,922	20,957	62,958	55,243

Total costs and expenses	946,590	755,928	3,158,752	1,612,394

Loss from operations	(690,737)	(755,028)	(2,346,255)	(1,588,126)

Other income
Consulting income	50,000	-	50,000	-

Net loss	$(640,737)	$(755,028)	$(2,296,255)	$(1,588,126)

Per share information - basic and diluted:
Loss per common share	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average common shares outstanding	276,175,232	224,710,545	274,055,747	217,217,631

See the accompanying notes to the condensed consolidated financial statements.

NUTRA PHARMA CORP.

Condensed Consolidated Statements of Cash Flows - Unaudited

	Nine Months Ended September 30,
	2010	2009
Net cash used in operating activities	$(1,216,012)	$(1,115,011)

Cash flows from investing activities:
Acquisition of property and equipment	$(72,003)	$-

Cash flows from financing activities:
Common stock issued for cash	300,000	3,060,275
Proceeds from notes payable	230,000	40,000
Repayment of notes payable	-	(80,000)
Loans from stockholders	190,300	546,530
Repayment of stockholder loans	(156,400)	(506,250)
Net cash provided by financing activities	$563,900	$3,060,555

Net (decrease) increase in cash	(724,115)	1,945,544
Cash - beginning of period	802,875	50,910
Cash - end of period	$78,760	$1,996,454

Supplemental Cash Flow Information:
Cash paid for interest	$3,286	$-
Cash paid for income taxes	$-	$-
Stock issued for deferred compensation	$1,275,000	$-
Common stock issued for services	$823,750	$410,000

See the accompanying notes to the condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements - Unaudited
September 30, 2010

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Nutra Pharma Corp. ("Nutra Pharma" or "the Company") is a holding company that owns intellectual property and operations in the biotechnology industry.  Nutra Pharma incorporated under the laws of the state of California on February 1, 2000, under the original name of Exotic-Bird.com.

Through its wholly-owned subsidiaries, ReceptoPharm, Inc. (“ReceptoPharm”) and Designer Diagnostics, Inc. (“Designer Diagnostics”), the Company conducts drug discovery research and development activities.  In October 2009, the Company launched its first consumer product called Cobroxin, an over-the-counter pain reliever designed to treat moderate to severe chronic pain.

Principles of Consolidation
The condensed consolidated financial statements presented herein include the accounts of Nutra Pharma and its wholly-owned subsidiaries, Designer Diagnostics and ReceptoPharm.

All intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation
The condensed consolidated financial statements and notes are presented in accordance with the rules and regulations of the Securities and Exchange Commission and do not contain certain information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Interim results are not necessarily indicative of results for a full year.  Therefore, the interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K.

Liquidity
The Company's condensed consolidated financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a net loss of $2,296,255 for the nine months ended September 30, 2010, and has an accumulated deficit of $28,869,098 at September 30, 2010.  In addition, the Company used $1,216,012 of cash for operations during the nine months ended September 30, 2010 and had working capital and stockholders’ deficits at September 30, 2010 of $2,459,441 and $2,316,955, respectively.

The Company currently does not have sufficient cash to sustain itself for the next quarter and will require additional financing in order to execute its operating plan and continue as a going concern.  Management’s plan is to attempt to secure adequate funding to bridge the commercialization of its Cobroxin® and Nyloxin™ products.  Management cannot predict whether additional financing will be in the form of equity, debt, or another form and the Company may be unable  to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all.  In the event that these financing sources do not materialize, or that the Company is unsuccessful in increasing its revenues and profits, it may be unable to implement its current plans for expansion, repay its obligations as they become due or continue as a going concern, any of which circumstances would have a material adverse effect on its business prospects, financial condition and results of operations.

After September 30, 2010, the Company entered into an agreement with an investor to purchase up to $10,000,000 worth of Nutra Pharma common stock.  On November 9, 2010, the  Company received $200,000 related to this transaction   in exchange for 1,666,667 shares of common stock and warrants to purchase $1,666,667 additional shares of common stock at an exercise price of $0.15 per share.  The remaining financing under this transaction deal will  be unavailable until a registration statement becomes effective for the shares issued under the agreement.

The items discussed above raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NUTRA PHARMA CORP.
Notes to Condensed Consolidated Financial Statements - Unaudited
September 30, 2010

Use of Estimates

The accompanying condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make certain estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense.  Significant estimates include management’s belief that it will be able to raise and/or generate sufficient cash to continue as a going concern, the allowance for doubtful accounts, the recoverability of long-lived assets and the fair value of stock-based compensation.  Actual results could differ from those estimates.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value.  Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts.  In determining collectability, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.  There was no allowance at September 30, 2010.

Inventories

Inventories are valued at the lower of cost or market on an average cost basis and consist primarily of raw materials and finished goods.

Research and Development

Research and development is charged to operations as incurred.

Reclassifications

Certain amounts in the accompanying condensed consolidated financial statements have been reclassified to conform with the current period presentation.

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC 718, Stock Compensation.  FASB ASC 718 requires that the cost resulting from all share-based transactions be recorded in the financial statements over the respective service periods.  It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees.  It also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Net Loss Per Share

Net loss per share is calculated in accordance with FASB ASC 260, Earnings per Share.  Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding.  During periods in which we incur losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive or have no effect on earnings per share.

NUTRA PHARMA CORP.
Notes to Condensed Consolidated Financial Statements - Unaudited
September 30, 2010

Recent Accounting Pronouncements

The following Accounting Standards Codification Updates have been issued, or became effective, since the beginning of the current period covered by these financial statements:

Pronouncement	Issued	Title
SASU No. 2010-01	January 2010	Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force
ASU No. 2010-02	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification
ASU No. 2012-03	January 2010	Extractive Activities – Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures
ASU No. 2010-04	January 2010	Accounting for Various Topics: Technical Corrections to SEC Paragraphs
ASU No. 2010-05	January 2010	Compensation - Stock Compensation (Topic718): Escrowed Share Arrangements and the Presumption of Compensation
ASU No. 2010-06	January 2010	Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements
ASU No. 2010-07	January 2010	Not-for-Profit Entities (Topic 958): Not-for-Profit Entities – Mergers and Acquisitions
ASU No. 2010-08	February 2010	Technical Corrections to Various Topics
ASU No. 2010-09	February 2010	Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements
ASU No. 2010-10	February 2010	Consolidation (Topic 810): Amendments for Certain Investment Funds
ASU No. 2010-11	March 2010	Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives

NUTRA PHARMA CORP.
Notes to Condensed Consolidated Financial Statements - Unaudited
September 30, 2010

AS ASU No. 2010-12	April 2010	Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (SEC Update)
AS ASU No. 2010-13	April 2010
Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades—a consensus of the FASB Emerging Issues Task Force

AS ASU No. 2010-14	April 2010	Accounting for Extractive Activities—Oil & Gas—Amendments to Paragraph 932-10-S99-1 (SEC Update)
AS ASU No. 2010-15	April 2010
Financial Services—Insurance (Topic 944): How Investments Held through Separate Accounts Affect an Insurer’s Consolidation Analysis of Those Investments—a consensus of the FASB Emerging Issues Task Force

A ASU No. 2010-16	April 2010	Entertainment—Casinos (Topic 924): Accruals for Casino Jackpot Liabilities—a consensus of the FASB Emerging Issues Task Force
AS ASU No. 2010-17	April 2010	Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition—a consensus of the FASB Emerging Issues Task Force
AS ASU No. 2010-18	April 2010	Receivables (Topic 310): Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset—a consensus of the FASB Emerging Issues Task Force
AS ASU No. 2010-19	May 2010	Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates
AS ASU No. 2010-20	July 2010	Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses
AS ASU No. 2010-21	August 2010
Accounting for Technical Amendments to Various SEC Rules and Schedules Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies

AS ASU No. 2010-22	August 2010	Accounting for Various Topics-Technical Corrections to SEC Paragraphs
AS ASU No. 2010-23	August 2010	Health Care Entities (Topic 954): Measuring Charity Care for Disclosure
AS ASU No. 2010-24	August 2010	Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries
AS ASU No. 2010-25	September 2010	Plan Accounting-Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans
AS ASU No. 2010-26	October 2010	Financial Services-Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts

To the extent appropriate, the guidance in the above Accounting Standards Codification Updates is already reflected in our condensed consolidated financial statements and management does not anticipate that these accounting pronouncements will have any future effect on our consolidated financial statements.

NUTRA PHARMA CORP.
Notes to Condensed Consolidated Financial Statements - Unaudited
September 30, 2010

2.  INVENTORIES

At September 30, 2010, inventory of $268,998 consisted of $252,829 of raw materials and $16,169 of finished goods.  At December 31, 2009, inventory of $165,786 consisted entirely of raw materials.

3.  DUE TO OFFICERS

Officers' Loans
During the year ended December 31, 2009, the Company borrowed $546,530 from its President, Rik Deitsch, and repaid him $709,663, bringing the total amount owed to Mr. Deitsch to $1,151,361 at December 31, 2009.  Included in the amount owed to Mr. Deitsch is $211,119 of accrued interest.

During the nine month period ended September 30, 2010, the Company borrowed a total of $196,300 and repaid a total of $162,400 from Mr. Deitsch for a net borrowing of $33,900 during that nine month period.  At September 30, 2010, we owe Mr. Deitsch  the total amount  of $1,218,627, which amount  includes $244,485 of accrued interest.  This loan is due on demand and bears interest at a rate of 4% per annum.

At September 30, 2010, the Company was indebted to Paul Reid, President of ReceptoPharm, in the amount of $104,823.  This amount includes accrued interest of $24,996.  This loan is due on demand and bears interest at a rate of 5% per annum.  The loan is secured by certain intellectual property of ReceptoPharm.  At December 31, 2009, the Company owed Mr. Reid $101,024, of which amount $21,197 was for accrued interest.

4. OTHER LOANS

Director's Loans
During the third quarter the Company borrowed $200,000 from one of its directors.  This loan is expected to be repaid in six months to a year from the date of the loan along with interest calculated at 10% straight interest for the first month plus 12% annum calculated monthly after 30 days from funding.

5. RELATED PARTIES TRANSACTIONS

During the year ended December 31, 2008, ReceptoPharm, the Company's wholly-owned subsidiary, entered into a contract for the production of a drug (Crotoxin) with Celtic Biotech, Ltd a company based in Dublin, Ireland. An officer of ReceptoPharm is related to the Managing Director of Celtic Biotech, Ltd. The contract has a total budget of $134,336 and is expected to be completed in early 2011. The initial deposit of $40,301 has been deemed earned and has been recorded as revenue in the quarter ending September 30, 2010.

6. STOCKHOLDERS' DEFICIT

On February 26, 2010, the Company issued 2,500,000 shares to a consultant for services to be rendered from March 1, 2010 to February 28, 2011.  Of this total, 2,000,000 shares were restricted and 500,000 shares were free-trading pursuant to the Company’s S-8 Registration Statement.  The shares were valued at $0.51 per share which was the fair market value of the Company’s common stock on February 26, 2010.  The expense is being recorded in selling, general and administrative over the service period of one year.

During April and May 2010, the Company sold an aggregate of 2,500,000 shares of restricted common stock to three investors at a price per share of $0.10 and received proceeds of $250,000.  These shares were sold pursuant to warrant agreements between the Company and the investors.  These shares were issued on May 7, 2010.

In May 2010, the Company issued 250,000 shares of restricted common stock to a consultant for services rendered.  The shares were valued at $0.32 per share, which was the fair market value of the Company’s common stock on the date of issuance.

In June 2010, the Company sold 500,000 shares of restricted common stock to an investor at a price per share of $0.10 and received proceeds of $50,000.  These shares were sold pursuant to warrant agreements between the Company and the investor.  These shares were issued on June 30, 2010.

7.  STOCK OPTIONS AND WARRANTS

On September 30, 2010, the Company had a total of 45,315,000 stock options and warrants outstanding at a weighted average exercise price of $0.10.  There were no awards of options or warrants during the nine months ended September 30, 2010 and all outstanding options are vested and exercisable.

NUTRA PHARMA CORP.
Notes to Condensed Consolidated Financial Statements - Unaudited
September 30, 2010

8.  COMMITMENTS AND CONTINGENCIES

Patricia Meding, et. al. v. ReceptoPharm, Inc. f/k/a Receptogen, Inc.

On August 18, 2006, ReceptoPharm was named as a defendant in Patricia Meding, et. al. v. ReceptoPharm, Inc. f/k/a Receptogen, Inc., Index No.:18247/06 (New York Supreme Court, Queens County).  The original proceeding claimed that ReceptoPharm owed the Plaintiffs, including Patricia Meding, a former ReceptoPharm officer and shareholder and several corporations that she claims to own, the sum of $118,928 plus interest and counsel fees on a series promissory notes that were allegedly executed in 2001 and 2002.  On August 23, 2007, the Queens County New York Supreme Court issued a decision denying Plaintiffs' motion for summary judgment in lieu of a complaint, concluding that there were issues of fact concerning the enforceability of the promissory notes.  On May 23, 2008, the Plaintiffs filed an amended complaint in which they reasserted their original claims and asserted new claims seeking damages of no less than $768,506 on their claims that in or about June 2004 ReceptoPharm wrongfully cancelled certain of their purported ReceptoPharm share certificates.

In late 2009, Plaintiffs filed a motion seeking to further amend their complaint alleging that ReceptoPharm violated Plaintiffs contractual and statutory rights by cancelling additional ReceptoPharm share certificates totaling 1,214,800 shares and failing to permit the Plaintiffs to exercise dissenting shareholder rights with respect to those share certificates. The court ultimately granted Plaintiffs permission to further amend their complaint in a decision and order dated July 14, 2010. ReceptoPharm has moved to dismiss and/or to strike portions of Plaintiffs' latest amended complaint, and the motion currently is pending.

The damages associated with the Plaintiffs' claims could rise as the result of increases in our share price as the ReceptoPharm shares may be convertible into shares of our common stock.

ReceptoPharm believes the suit is without merit and has filed an answer denying the material allegations of the amended complaint and asserted a series of counterclaims against the Plaintiffs alleging claims for declaratory judgment, fraud, and breach of fiduciary duty, conversion and unjust enrichment as a result of the promissory notes.  Discovery in this matter is ongoing.  We intend to vigorously contest this matter.

Concentrations

During the nine months ended September 30, 2010, 96% of the Company’s sales were to a single customer.

9.  SUBSEQUENT EVENTS

Additional Officer Loans

Subsequent to September 30, 2010 and through November 15, 2010, the date of the filing of its third quarter report the Company received additional advances from its President, Rik Deitsch in the amount of $25,000 and repaid Mr. Deitsch $49,900 for a net repayment of $24,900.  The amount owed to Mr. Deitsch at November 15, 2010 was $1,197,802, which includes $248,559 of accrued interest

On October 29, 2010 the Department of the Treasury notified the Company that it had approved a grant in the amount of $244,479 based on the Company's application submitted to the Internal Revenue Service on July 20, 2010 requesting certification for qualified investments in a qualifying therapeutic discovery project under section 48D of the Internal Revenue Code.

On November 8, 2010 the Company signed a $10 million dollar purchase agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company. Upon signing the agreement Nutra Pharma received on November 9, 2010  $200,000 in exchange for 1,666,667 shares of  common stock and warrants to purchase 1,666,667 shares of common stock at an exercise price of $0.15 per share. A copy of the agreement and description of the terms is included in Form 8-K which the Company filed on November 12, 2010.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Nutra Pharma Corp.

We have audited the accompanying consolidated balance sheets of Nutra Pharma Corp. as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Nutra Pharma Corp. as of December 31, 2008 and 2009, and results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations and has working capital and Stockholder deficits. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Kingery & Crouse PA

Kingery & Crouse P.A.
Certified Public Accountants
Tampa, Florida
April 15, 2010

NUTRA PHARMA CORP.
Consolidated Balance Sheets
As of December 31,

	2008	2009

ASSETS
Current assets:
Cash	$50,910	$802,875
Accounts receivable	-	239,583
Inventory	10,770	165,786
Prepaid expenses	27,468	23,290
Total current assets	89,148	1,231,534

Property and equipment, net	9,941	12,369
Other assets	8,133	8,803
TOTAL ASSETS	$107,222	$1,252,706

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$156,399	$104,223
Accrued expenses	849,856	960,548
Due to officers	1,557,301	1,252,385
Other loans payable	100,000	80,000
Total current liabilities	2,663,556	2,397,156

Stockholders' deficit:
Common stock, $0.001 par value, 2,000,000,000 shares authorized;
211,276,482 and 270,425,232 shares issued and outstanding, respectively	211,277	270,426
Additional paid-in capital	21,503,591	25,157,967
Accumulated deficit	(24,271,202)	(26,572,843)
Total stockholders' deficit	(2,556,334)	(1,144,450)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$107,222	$1,252,706

See the accompanying notes to the financial statements.

NUTRA PHARMA CORP.
Consolidated Statements of Operations
Years Ended December 31,

	2008	2009
Sales	$4,045	$618,010

Cost of sales	1,057	278,944
Gross profit	2,988	339,066
Costs and expenses:
General and administrative - including stock based
compensation of $500,000 and $613,250	1,480,002	2,199,146
Research and development	229,790	222,558
Impairment of note receivable	-	150,000
Purchased research and development	2,397,749	-
Interest expense	57,555	69,003
Total costs and expenses	4,165,096	2,640,707
Net loss	$(4,162,108)	$(2,301,641)
Per share information - basic and diluted:
Loss per common share	$(0.03)	$(0.01)

Weighted average common shares outstanding	164,732,760	230,479,684

See the accompanying notes to the financial statements.

NUTRA PHARMA CORP.
Consolidated Statements of Changes in Stockholders' Deficit
For the Years Ended December 31, 2008 and 2009

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	Deficit	Total
Balance -January 1, 2008	81,895,682	$81,896	$18,074,472	$(20,109,094)	$(1,952,726)

Issuance of shares subscribed for at December 31, 2007	4,800,000	4,800	(4,800)	-	-
Issuance of common stock for repayment of loan - $0.025 per share	48,000,000	48,000	1,152,000	-	1,200,000
Issuance of common stock in exchange for services - $0.025 to $0.03 per share	19,500,000	19,500	480,500	-	500,000
Common shares issued for cash -$0.025 per share	32,340,000	32,340	776,160	-	808,500
Issuance of common stock in connection with acquisition of Receptopharm	30,000,000	30,000	1,020,000	-	1,050,000
Reclass shares subscribed for but not yet issued - Receptopharm	(5,259,200)	(5,259)	5,259	-	-
Net loss	-	-	-	(4,162,108)	(4,162,108)
Balance - December 31, 2008	211,276,482	211,277	21,503,591	(24,271,202)	(2,556,334)

Common shares issued for cash -$0.025 to $0.08 per share	45,523,750	45,524	3,014,751	-	3,060,275
Exercise of warrants at $0.10	400,000	400	39,600	-	40,000
Issuance of common stock in exchange for services - $0.02 to $0.54 per share	12,825,000	12,825	600,425	-	613,250
Issuance of common stock in connection with acquisition of Receptopharm	400,000	400	(400)	-	-
Net loss	-	-	-	(2,301,641)	(2,301,641)
Balance - December 31, 2009	270,425,232	$270,426	$25,157,967	$(26,572,843)	$(1,144,450)

See the accompanying notes to the financial statements.

NUTRA PHARMA CORP.
(A Development Stage Company)
Consolidated Statements of Cash Flows
Years Edned December 31,

	2008	2009

Cash flows from operating activities:
Net loss	$(4,162,108)	$(2,301,641)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	6,394	5,818
Stock-based compensation	500,000	613,250
Purchased research and development	2,397,749	-
Non cash interest expense	57,555	59,046
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	-	(239,583)
Decrease (increase) in inventory	655	(155,016)
Decrease (increase) in prepaid expenses	(17,518)	4,178
Decrease (increase) in other assets	-	(670)
Increase (decrease) in accounts payable	(39,279)	(52,176)
Increase (decrease) in accrued expenses	280,458	110,692
Net cash (used in) operating activities	$(976,094)	$(1,956,102)

Cash flows from investing activities:
Cash acquired in acquisition of Receptopharm	40,444	-
Acquisition of property and equipment	-	(8,246)
Loan to Receptopharm	(300,000)	-
Net cash (used in) investing activities	$(259,556)	$(8,246)

Cash flows from financing activities:
Common stock issued for cash	808,500	3,100,275
Repayment of notes payable	-	(20,000)
Repayment of stockholder loans	(108,750)	(910,492)
Loans from stockholders	464,000	546,530
Net cash provided by financing activities	$1,163,750	$2,716,313
Net increase (decrease) in cash	(71,900)	751,965
Cash - beginning of period	122,810	50,910
Cash - end of period	$50,910	$802,875

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Settment of debt with common stock	$1,200,000	$-
Common shares issued in conjunction with the acquisition
of Receptopharm	$1,050,000	$-

See the accompanying notes to the financial statements.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
 Nutra Pharma Corp. ("Nutra Pharma" or "the Company") is a holding company that owns intellectual property and operations in the biotechnology industry.  Nutra Pharma incorporated under the laws of the state of California on February 1, 2000, under the original name of Exotic-Bird.com.  The Company was in the development stage through September 30, 2009.

Through its wholly-owned subsidiaries ReceptoPharm, Inc. (“ReceptoPharm”)and Designer Diagnostics Inc., the Company conducts drug discovery research and development activities.  In October 2009, the Company launched its first consumer product called Cobroxin, an over-the-counter pain reliever designed to treat moderate to severe chronic pain.

Basis of Presentation
The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced significant losses from operations of $4,162,108 and $2,301,641 for the years ended December 31, 2008 and 2009, and has an accumulated deficit of $26,572,843 at December 31, 2009.  In addition, the Company had working capital and stockholders’ deficits at December 31, 2009 of $1,165,622 and $1,144,450.

The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations.  In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which the Company operates.

The Company is pursuing additional financing for its operations and seeking additional investments.  In addition, the Company is seeking to expand its revenue base.  Failure to secure such additional financing or to raise additional equity capital and to establish a revenue base may result in the Company depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Principles of Consolidation
The consolidated financial statements presented herein include the accounts of Nutra Pharma and its wholly-owned subsidiaries Designer Diagnostics Inc. and ReceptoPharm. The accounts of ReceptoPharm have been consolidated from April 16, 2008, to December 31, 2009 (see Note 2).

All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates
The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense.  Significant estimates include the recoverability of long-lived assets and the fair value of stock-based compensation.  Actual results could differ from those estimates.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered.  Provision for sales returns will be estimated based on the Company's historical return experience.  Revenue will be presented net of returns.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value.  Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts.  In determining collectability, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.  There was no allowance at December 31, 2009 as substantially all accounts receivable were collected subsequent to year end.

Inventories

Inventories are valued at the lower of cost or market on an average cost basis and consist primarily of raw materials.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2008 and 2009.  The respective carrying value of certain on-balance-sheet financial instruments, approximate their fair values.  These financial instruments include cash, accounts receivable, accounts payable, accrued expenses, loans payable and due to officers.  Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

 As of December 31, 2009 and 2008, and periodically throughout such years, balances in various operating accounts exceeded federally insured limits.  The Company has not experienced any losses in such accounts.  The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

Property and Equipment

Property and equipment is recorded at cost.  Expenditures for major improvements and additions are added to property and equipment, while replacements, maintenance and repairs which do not extend the useful lives are expensed.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 3 – 7 years.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

Property, plant, and equipment consists of the following at December 31,

	2008	2009
Computer equipment	$7,114	$11,950
Automobiles	$7,500	$-
Furniture & fixtures	$11,562	$11,562
Lab equipment	$11,272	$14,682
Office equipment - other	$2,630	$2,630
Leasehold improvements	$67,417	$67,417
	$107,495	$108,241
Less accumulated depreciation	$(97,554	$(95,872

Net property, plant, and equipment	$9,941	$12,369

Long Lived Assets

The carrying value of long-lived assets is reviewed annually and on a regular basis for the existence of facts and circumstances that may suggest impairment.  If indicators of impairment are present, we determine whether the sum of the estimated undiscounted future cash flows attributable to the long-lived asset in question is less than its carrying amount.  If less, the Company measures the amount of the impairment based on the amount that the carrying value of the impaired asset exceeds the discounted cash flows expected to result from the use and eventual disposal of the from the impaired assets. We believe the carrying values of our long-lived assets were not impaired as of December 31, 2008 and 2009.

Research and Development

Research and development is charged to operations as incurred.

Segment Information

The Company follows Financial Accounting Standards Board (FASB) ASC 280-10, Segment Reporting.  Under ASC 280-10, certain information is disclosed based on the way management organizes financial information for making operating decisions and assessing performance.  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes

The Company computes income taxes in accordance with FASB ASC Topic 740, Income Taxes.  Under ASC-740, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

Beginning January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FASB ASC 740-10).  The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Stock-Based Compensation

The Company records stock based compensation in accordance with FASB ASC 718, Stock Compensation.  FASB ASC 718 requires that the cost resulting from all share-based transactions be recorded in the financial statements over the respective service periods.  It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees.  The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Net Loss Per Share

Net loss per share is calculated in accordance with ASC Topic 260, Earnings per Share.  Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding.  During periods in which we incur losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive or have no effect on earnings per share.

Recent Accounting Pronouncements

The following Accounting Standards Codification Updates have been issued, or will become effective, after the end of the period covered by these financial statements:

Pronouncement	Issued	Title
ASU No. 2009-13	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements - a consensus of the FASB Emerging Issues Task Force
ASU No. 2009-14	October 2009	Software (Topic 985): Certain Revenue Arrangements That Include Software Elements - a consensus of the FASB Emerging Issues Task Force
ASU No. 2009-15	October 2009	Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing
ASU No. 2009-16	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers and Financial Assets
ASU No. 2009-17	December 2009	Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities
ASU No. 2010-01	January 2010	Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash - a consensus of the FASB Emerging Issues Task Force
ASU No. 2010-02	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
ASU No. 2010-03	January 2010	Extractive Activities - Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures
ASU No. 2010-04	January 2010	Accounting for Various Topics: Technical Corrections to SEC Paragraphs
ASU No. 2010-05	January 2010	Compensation - Stock Compensation (Topic718): Escrowed Share Arrangements and the Presumption of Compensation
ASU No. 2010-06	January 2010	Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements
ASU No. 2010-07	January 2010	Not-for-Profit Entities (Topic 958): Not-for-Profit Entities - Mergers and Acquisitions
ASU No. 2010-08	February 2010	Technical Corrections to Various Topics
ASU No. 2010-09	February 2010	Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements
ASU No. 2010-10	February 2010	Consolidation (Topic 810): Amendments for Certain Investment Funds
ASU No. 2010-11	March 2010	Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives

To the extent appropriate, the guidance in the above Accounting Standards Codification Updates is already reflected in our consolidated financial statements and management does not anticipate that these accounting pronouncements will have any future effect on our consolidated financial statements.

At its meeting on March 18, 2010, the FASB's Emerging Issues Task Force reached a consensus on five Issues. If the consensuses are ratified by the FASB at its meeting on March 31, 2010, the related Accounting Standards Codification Updates will become authoritative accounting guidance. None of the consensuses address issues that have a material effect on our consolidated financial statements.

2.  ACQUISITION OF RECEPTOPHARM

On December 12, 2003, the Company entered into an acquisition agreement (the “Agreement”), whereby it agreed to acquire up to a 49.5% interest in ReceptoPharm,  a privately held biopharmaceutical company based in Ft. Lauderdale, Florida.  ReceptoPharm is engaged in the research and development of proprietary therapeutic proteins for the treatment of several chronic viral, autoimmune and neuro-degenerative diseases.

Pursuant to the Agreement, the Company acquired its interest in ReceptoPharm’s common equity for $2,000,000 in cash, which equates to a purchase price of $0.45 per share.  ReceptoPharm intends to use such funds to further research and development, which could significantly impact future results of operations.

At December 31, 2005, the Company had funded a total of $1,860,000 to ReceptoPharm under the Agreement, which equated to a 37% ownership interest in ReceptoPharm.  In February 2006, the Company funded an additional $140,000 to ReceptoPharm, thereby completing the $2,000,000 investment.  As of December 31, 2006, the Company owned 4,444,445 shares or 38% of the issued and outstanding common equity of ReceptoPharm.  In addition to its ownership interest, as of December 31, 2006, the Company had loaned ReceptoPharm $825,000 for working capital purposes.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

For accounting purposes, the Company through March 31, 2007, had been treating its capital investment in ReceptoPharm as a vehicle for research and development.  Because the Company is solely providing financial support to further the research and development of ReceptoPharm, such amounts were being charged to expense as incurred by ReceptoPharm. ReceptoPharm had no ability to fund these activities and was dependent on the Company to fund its operations.  In these circumstances, ReceptoPharm was considered a variable interest entity and had been consolidated. The creditors of ReceptoPharm did not have recourse to the general credit of the Company.

Effective in April 2007 the Company ceased advancing funds to ReceptoPharm and had no further commitment to fund them.  As such, the Company deconsolidated ReceptoPharm from its financial statements at June 30, 2007.  This deconsolidation resulted in a gain of $1,081,095.  This gain resulted from the Company reversing the net losses of ReceptoPharm included in its consolidated financial statements and writing off the balance of its investment in ($2,000,000) and advances to ($975,000) ReceptoPharm as discussed above as they were deemed to be impaired at June 30, 2007.

The gain was computed as follows:

Net losses included in the consolidated financial statements	$4,056,095
Investment in and advances to ReceptoPharm	$(2,975,000
Gain on deconsolidation	$1,081,095

On April 10, 2008, the Company completed a transaction pursuant to which it acquired the remaining sixty-two percent (62%) of ReceptoPharm’s issued and outstanding common shares in exchange for a maximum of 30,000,000 shares of the Company’s common stock.  Prior to April 10, 2008, the Company owned 4,444,445 shares or approximately 38% of ReceptoPharm’s common stock.  The exchange ratio in this transaction was four (4) Nutra Pharma shares for each ReceptoPharm share.  As a result of this transaction, the Company now owns 100% of the issued and outstanding common stock of ReceptoPharm.

The Company accounted for this acquisition under the purchase method of accounting.

The calculation of the total purchase cost is as follows:

Total number of Nutra Pharma shares issued	$30,000,000
Market price of Nutra Pharma common stock on April 10, 2008	$0.035
Value of shares issued	$1,050,000
Loan to ReceptoPharm forgiven at closing	$300,000
Liabilities of ReceptoPharm assumed at closing	$1,119,413
Total purchase cost to be allocated	$2,469,413

Allocation of purchase cost:
Fair value of ReceptoPharm assets at closing	$71,664
Purchase cost in excess of fair value of assets acquired	$2,397,749
Total purchase cost	$2,469,413

The purchase cost in excess of the fair value of net assets acquired was recorded as purchased research and development.

Had the acquisition of Receptopharm taken place at January 1, 2008 the unaudited consolidated results of operations would have been as follows:

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009
2008
Revenue	$4,045
Net loss	$4,400,389
Net loss per share	$(0.03

As of December 31, 2009, the Company had issued a total of 25,140,800 shares of its common stock in exchange for 6,285,200 shares of Receptopharm.

3.  INVENTORIES

Inventories are valued at the lower of cost or market on an average cost basis.  At December 31, 2009, inventory of $165,786 consisted entirely of raw materials that are used in the production of the Company’s finished goods.  We did not have inventory at December 31, 2008.

4.  IMPAIRMENT OF NOTES RECEIVABLE

During 2009, the Company advanced $150,000 to an unrelated business pursuant to a promissory note.  As of December 31, 2009, the note was fully reserved, resulting in a $150,000 charge to operations.

5.  ACCRUED EXPENSES

Accrued expenses consist of the following:

At December 31,	2008	2009
Accrued payroll	$583,500	$656,690
Accrued legal	$196,057	$196,057
Other accrued expenses	$70,299	$107,801
Total	$849,856	$960,548

6.  DUE TO OFFICERS AND STOCKHOLDERS

Officer Loans

The balance owed to the Company’s President Rik Deitsch at December 31, 2007 was $1,944,414 which includes accrued interest of $105,039.  This demand loan is unsecured and bears interest at a rate of 4.0%.

On March 14, 2008, the Company’s Board of Directors approved an offer made by Mr. Deitsch, to discharge $1,200,000 of his outstanding loan to the Company in exchange for 48,000,000 shares of restricted common stock.  The price per share in this loan conversion was the fair market value of the common shares on the date of the exchange which was $0.025.

During the year ended December 31, 2008, the Company borrowed an additional $464,000 from Mr. Deitsch.  The balance owed to him at December 31, 2008, was $1,255,448 which includes accrued interest of $152,073.

During the year ended December 31, 2009, the Company borrowed an additional $546,530 from Mr. Deitsch and repaid him $709,663, bringing the total amount owed to Mr. Deitsch to $1,151,361 at December 31, 2009.  Included in the amount owed to Mr. Deitsch is $211,119 of accrued interest.

In addition, at December 31, 2009, the Company is indebted to Paul Reid, the President of its wholly-owned subsidiary ReceptoPharm in the amount of $101,024.  This amount includes accrued interest of $21,197.  This loan is due on demand and bears interest at a rate of 5% per annum.  The loan is secured by certain intellectual property of ReceptoPharm.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

Stockholder Loan

At December 31, 2007, ReceptoPharm was indebted to a stockholder in the amount of $245,801 which includes accrued interest of $5,801.  This demand loan is unsecured and bears interest at a rate of 5.0% per annum.

During the year ended December 31, 2008, ReceptoPharm repaid $43,750 of this loan and the balance at December 31, 2008 was $215,246 which includes accrued interest of $18,996.

During the year ended December 31, 2009, ReceptoPharm paid off the entire balance of the loan of $223,403.  This payoff included $27,153 of accrued interest.

7.  STOCKHOLDERS' DEFICIT

Private Placements of Common Stock

During 2008, the Company completed private placements of restricted shares of its common stock, whereby it sold an aggregate of 32,340,000 shares at a price per share of $0.025.  The Company received proceeds of $808,500 in connection with the sale of these shares.  In addition, the Company granted one (1) warrant for each share sold which gives the investor the right to purchase one (1) additional share until December 31, 2012 at an exercise price of $0.10 per share.

From January 1 through August 31, 2009, the Company completed private placements of restricted shares of its common stock, whereby it sold an aggregate of 10,575,000 shares at a price per share of $0.025.  The Company received proceeds of $264,375 in connection with the sale of these shares.  The Company also granted one (1) warrant for each share sold which gives the investor the right to purchase one (1) additional share until December 31, 2012 at an exercise price of $0.10 per share.

From September 1 through December 31, 2009, the Company completed private placements of restricted shares of its common stock, whereby it sold an aggregate of 34,948,750 shares at a price per share of $0.08. The Company received proceeds of $2,795,900 in connection with the sale of these shares.

Common Stock Issued for Services

During the year ended December 31, 2008 the Company issued an aggregate of 19,500,000 shares of common stock in exchange for services.  The shares were valued at their fair market value of $500,000 based on the trading price of the Company’s common shares, which has been charged to operations.

During the year ended December 31, 2009, the Company issued an aggregate of 12,825,000 shares of its common stock in exchange for services rendered.  These shares were valued at their fair market value of $613,250 based on the trading price of the Company’s common shares, which was charged to operations.

Exercise of Common Stock Warrants

In December 2009, the Company sold 400,000 restricted shares of its common stock to an investor at a price per share of $0.10 and received proceeds of $40,000.  These shares were sold pursuant to a warrant agreement between the Company and the investor.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

8.  STOCK OPTIONS AND WARRANTS

Equity Compensation Plans

On December 3, 2003, the Board of Directors of the Company approved the Employee/Consultant Stock Compensation Plan (the "2003 Plan"). The purpose of the 2003 Plan is to further the growth of Nutra Pharma by allowing the Company to compensate employees and consultants who have provided bona fide services to the Company, through the award of common stock of the Company. The maximum number of shares of common stock that may be issued under the 2003 Plan is 2,500,000.

On June 6, 2007 the Board of Directors of the Company approved the 2007 Employee/Consultant Stock Compensation Plan (the "2007 Plan").  The purpose of the 2007 Plan is to further the growth of Nutra Pharma by allowing the Company to compensate employees and consultants who have provided bona fide services to the Company, through the award of common stock of the Company.  The maximum number of shares of common stock that may be issued under the 2007 Plan is 25,000,000.

The Board of Directors is responsible for the administration of the 2003 and 2007 Plans and has full authority to grant awards under the Plan.  Awards may take the form of stock grants, options or warrants to purchase common stock.  The Board of Directors has the authority to determine: (a) the employees and consultants that will receive awards under the Plan, (b) the number of shares, options or warrants to be granted to each employee or consultant, (c) the exercise price, term and vesting periods, if any, in connection with an option grant, and (d) the purchase price and vesting period, if any, in connection with the granting of a warrant to purchase shares of common stock of the Company.

A summary of stock options and warrants issued in conjunction with private placement of common stock is as follows:

	Number of shares	Weighted average exercise price
Balance December 31, 2007	7,800,000	$0.16
Exercised	-	-
Issued	32,340,000	$0.10
Forfeited	-	-
Balance December 31, 2008	40,140,000	$0.11
Exercised	(400,000	$0.10
Issued	10,575,000	$0.10
Forfeited	-	-
Balance December 31, 2009	50,315,000	$0.11

The following table summarizes information about fixed-price stock options and warrants:

Exercise Price	Weighted Average Number Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price
$0.10	47,315,000	3.00 years	$0.10
$0.20	1,000,000	1.08 years	$0.20
$0.27	2,000,000	0.42 years	$0.27
	50,315,000

All options are vested and exercisable.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

As of December 31, 2009, the aggregate intrinsic value of all stock options outstanding and expected to vest was approximately $13,145,050 and the aggregate intrinsic value of currently exercisable stock options was approximately $13,145,050.  The Intrinsic value of each option share is the difference between the fair market value of the Company’s common stock and the exercise price of such option share to the extent it is “in-the-money”.  Aggregate intrinsic value represents the value that would have been received by the holders of in-the-money options had they exercised their options on the last trading day of the year and sold the underlying shares at the closing stock price on such day.  The intrinsic value calculation is based on the $0.37 closing stock price of the Company’s common stock on December 31, 2009.

9.  INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.  The Company had no significant deferred tax items arise during any of the periods presented.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes for the years ended December 31, 2008 and 2009. The sources and tax effects of the differences are as follows:

Income tax provision at the federal statutory rate	34%
Effect of operating losses	(34)%
0%

As of December 31, 2009, the Company has a net operating loss carry forward of approximately $7,100,000. This loss will be available to offset future taxable income. Assuming our net operating loss carryforwards are not disallowed because of certain “change in control” provisions of the Internal Revenue Code, these net operating loss carryforwards expire in various years through the year ending December 31, 2029. The deferred tax asset of approximately $2,400,000 relating to the operating loss carry forward has been fully reserved at December 31, 2009. The increase in the valuation allowance related to the deferred tax asset was approximately $600,000 during 2009. The principal difference between the accumulated deficit for income tax purposes and for financial reporting purposes results from stock based compensation of approximately $9,500,000, non-cash finance charges of approximately $1,100,000, non-cash losses on settlements of approximately $1,000,000, non-cash losses related to Nanologix of approximately $1,700,000, losses of ReceptoPharm, Inc. of approximately $3,000,000, goodwill impairment of $2,400,000 and the amortization of intangibles of approximately $800,000.

Since inception, we have been subject to tax by both federal and state taxing authorities. Until the respective statutes of limitations expire, we are subject to income tax audits in the jurisdictions in which we operate. We are no longer subject to U.S. federal tax examinations for fiscal years prior to 2005, and we are not subject to audits prior to the 2005 fiscal year for the state jurisdiction.

10.  COMMITMENTS AND CONTINGENCIES

Patricia Meding, et. al. v. ReceptoPharm, Inc. f/k/a Receptogen, Inc.

On August 18, 2006, ReceptoPharm, the Company’s wholly owned subsidiary as of April 2008, was named as a defendant in Patricia Meding, et. al. v. ReceptoPharm, Inc. f/k/a Receptogen, Inc., Index No.: 18247/06 (New York Supreme Court, Queens County).  The original proceeding claimed that ReceptoPharm owed the Plaintiffs, including Patricia Meding, a former ReceptoPharm officer and shareholder and several corporations that she claims to own, the sum of $118,928.15 plus interest and counsel fees on a series promissory notes that were allegedly executed in 2001 and 2002.  On August 23, 2007, the Queens County New York Supreme Court issued a decision denying Plaintiffs motion for summary judgment in lieu of a complaint, concluding that there were issues of fact concerning the enforceability of the promissory notes.  On May 23, 2008, the Plaintiffs filed an amended complaint in which they reasserted their original claims and asserted new claims seeking damages of no less than $768,506 on their claims that in or about June 2004 ReceptoPharm breached its fiduciary duty to the Plaintiffs as shareholders of ReceptoPharm by wrongfully canceling certain of their purported ReceptoPharm share certificates.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

In late 2009, Plaintiffs filed a motion seeking to further amend their complaint alleging that ReceptoPharm violated Plaintiffs contractual and statutory rights by cancelling additional share certificates and failing to permit the Plaintiffs to exercise dissenting shareholder rights with respect to those share certificates.

The Plaintiffs were seeking an additional 1,214,800 Receptopharm shares. The damages associated with the Plaintiff’s claims could rise as the result of increases in the Company’s share price as the Receptopharm shares may be convertible into the Company’s common shares.

ReceptoPharm believes the suit is without merit and has filed an answer denying the material allegations of the amended complaint and asserted a series of counterclaims against the Plaintiffs alleging claims for declaratory judgment, fraud, breach of fiduciary duty, conversion and unjust enrichment as a result of the promissory notes.  In addition, Receptopharm has opposed the Plaintiffs' recent motion to amend and the motion is currently pending before the Court.  Discovery in this matter is ongoing. The Company intends to vigorously contest this matter.

Concentrations

During the fourth quarter of 2009 the Company made product sales of $583,955 to a single customer which represented approximately 94% of total revenue for the year ended December 31, 2008.  At December 31, 2009, $233,055 was due from this customer.  This amount was subsequently paid-in full during January and February 2010.

Operating Leases

In February 2010, the Company entered into an operating lease for the use of office space.  The lease requires monthly payments of $8,287 during the first year and expires in January 2013.  The Company incurred rent expense of $54,000 and $72,000 during 2008 and 2009 related to the lease of the ReceptoPharm office and lab.  This office lease expires in May 2010.  Future minimum payments under all lease agreements are as follows:

$121,157 in 2010
$101,801 in 2011
$104,373 in 2012
$8,716 in 2013

11.  SUBSEQUENT EVENTS

Repayment of Officer Loan

Subsequent to December 31, 2009, the Company repaid $100,000 of a loan due to its President Rik Deitsch.  As a result of this repayment, as of March 31, 2010, the Company owed Mr. Deitsch $1,062,306.

NUTRA PHARMA CORP.
Notes to Consolidated Financial Statements
December 31, 2008 and 2009

Stock Based Compensation

On February 26, 2010, the Company issued 2.5 million shares to a consultant for services to be rendered during 2010.  Of this total, 2.0 million shares were restricted and 500,000 shares were free-trading pursuant to the Company’s S-8.  The shares were valued at $0.51 per share which was the fair market value of the Company’s common stock on February 26, 2010.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling shareholder.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$402
Printing expenses	$860
Accounting fees and expenses	$5,000
Legal fees and expenses	$38,500
Miscellaneous	$240
Total	$45,002

Indemnification of Directors and Officers

Our Certificate of Incorporation provides that our directors will be protected from personal liability to the fullest extent permitted by law.

Section 317 of the California Corporations Code, as amended, provides for the indemnification of our officers, directors, employees and agents under certain circumstances, for any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses,  against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.  Section 317(d) of the California Corporation Code governs mandatory indemnification by corporations of corporate officers, directors and agents for "expenses, judgments, fines, settlements and other amounts actually and reasonably incurred. Section 317(d) mandates indemnification only to the extent that the prospective indemnitee: (1) was sued because he/she is or was an agent of the corporation, (2) acted in good faith and in a manner believed to be in the best interests of the corporation in the conduct giving rise to the suit and (3) was successful on the merits in the proceeding. Corp. Code. The "success on the merits" requirement renders a determination of the indemnity issue premature until a final and favorable termination of the proceedings on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Recent Sales of Unregistered Securities

On November 8, 2010, we signed a $10 million Purchase Agreement with LPC.  Upon signing the agreement, we received $200,000 from LPC as an initial purchase under the $10 million commitment in exchange for 1,666,667 shares of our common stock and warrants to purchase 1,666,667 shares of common stock at an exercise price of $0.15 per share.  We also entered into a Registration Rights Agreement with LPC whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to LPC under the Purchase Agreement. After the SEC has declared effective the registration statement, we have the right, in our sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to an additional $9.8 million.  In consideration for entering into the $10 million agreement, we issued to LPC 400,000 shares as a commitment fee and will issue up to 2,600,000 shares pro rata as LPC purchases additional shares. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to it.  The securities offered and sold or to be sold to LPC are exempt from registration as set forth under Rule 506 promulgated under the Act. LPC is an accredited investor, and there was no general solicitation or advertising.

Exhibits and Financial Statement Schedules.

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number	Filed or Furnished Herewith
3.1	Certificate of Articles of Incorporation	SB-2	4/6/01	3.1
3.2	Certificate of Amendment to Articles of Incorporation ended and Restated Bylaws	SB-2	4/6/01	3.2
3.3	Amended and Restated Bylaws	10-QSB	8/21/06	3.3
5.1	Legal Opinion of Law Office of Frederick M. Lehrer. P. A.				Filed
10.1	Agreement and Plan of Merger – ReceptoPharm Inc.	8-K	4/14/08	10.1
10.1	Lincoln Park Purchase Agreement	8-K	11/8/10	10.1
10.2	Lincoln Park Registration Rights Agreement	8-K	11/8/10	10.2
10.4	Lincoln Park Warrant	8-K	11/8/10	10.4
10.18	Patent Assignment Agreement (Nanologix)	10-K	12/31/06	10.18
10.19	International License Agreement (Nanologix)	10-K	12/31/06	10.19
14.1	Code of Ethics	10-K/A	5/7/04	14.1
20.3	License Agreement (Biotherapeutics)	10-KSB	4/20/04	20.3
20.4	Amended License Agreement (Biotherapeutics)	10-KSB	4/20/04	20.4
21.1	List of Subsidiaries	10-K	4/15/10	23.1
23.1	Consent of Kingery & Crouse, P. A.				Filed
23.2	Consent of Law Office of Frederick M. Lehrer, P. A.				Filed

* Contained in Exhibit 5.1.

(a)	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.  each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use. each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:
1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Coral Springs,  State of Florida, on January 6, 2011.

NUTRA PHARMA CORP

By:	/s/ Rik Deitsch
Rik Deitsch
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rik J. Deitsch	Chairman of the Board, President, Chief Executive Officer, Principal Financial Officer,	January 6, 2011
Rik J. Deitsch	Principal Accounting Officer

/s/ Garry R. Pottruck	Director	January 6, 2011

/s/ Stewart Lonky	Director	January 6, 2011
Stewart Lonky

/s/ Harold H. Rumph	Director	January 6, 2011
Harold H. Rumph